Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 11, 2023)	Registration No. 333-273903

FaZe Holdings Inc.

Up to 15,018,250 Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated September 11, 2023 (as amended and supplemented, the “Prospectus”), related to the resale from time to time of up to 15,018,250 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation (“FaZe”) by YA II PN, Ltd., a Cayman Islands exempt limited partnership.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FAZE”. On October 19, 2023, the closing price of our Common Stock on Nasdaq was $0.18 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus
supplement is October 20, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 N. Cahuenga Blvd.

Los Angeles, California 90038

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (818) 688-6373

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Merger Agreement

On October 19, 2023, FaZe Holdings Inc. (“FaZe”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”), and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare ( “Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

Post-Closing Governance

Under the Merger Agreement, GameSquare has agreed to appoint to its board of directors two persons determined by FaZe, and a third member to be mutually agreed upon by FaZe and GameSquare prior to the Effective Time, as of the Effective Time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal.

Conditions to the Merger

The Merger Agreement contains conditions to the closing of the Merger (the “Closing”), including the following mutual conditions of the parties (unless waived): (i) approval of the Merger Agreement by the stockholders of FaZe and GameSquare; (ii) the shares of GameSquare Common Stock issued as merger consideration shall have been approved for listing on the Nasdaq Capital Market; (iii) the registration statement filed by GameSquare in connection with the issuance shares of GameSquare Common Stock shall have be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and not be subject of any stop order or any legal action by or before the SEC seeking a stop order; (iv) all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable antitrust law; and (v) the absence of any law or order prohibiting consummation of the Merger.

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In addition, unless waived by GameSquare, the obligations of GameSquare and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by FaZe in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) FaZe having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; and (iii) the absence of any material adverse effect on FaZe.

Unless waived by FaZe, the obligations of FaZe to consummate the Merger are subject to the satisfaction of the following additional conditions on or prior to the Closing: (i) the accuracy of the representations and warranties made by GameSquare and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; (ii) GameSquare and Merger Sub having performed in all material respects all obligations and complied in all material respects with the agreements and covenants in the Merger Agreement required to be performed by or complied with by FaZe at or prior to the Closing; (iii) the absence of any material adverse effect on GameSquare; (iv) GameSquare and Merger Sub having completed the GameSquare Financing (as defined below) and (v) the employment agreements between GameSquare and certain FaZe executive officers shall have not been terminated by GameSquare, other than in the event of a for “Cause” termination (as such term is defined in the respective employment agreements).

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by each of Faze, GameSquare and Merger Sub as of the date of the Merger Agreement or other specified dates, in each case relating to, among other things, organization, standing and power, capitalization, authority, non-contravention, certain public filings with the SEC or other regulatory authorities and absence of litigation. Many of the representations and warranties are qualified by materiality or other similar qualifiers as set forth therein.

Covenants

Each party agreed in the Merger Agreement to use its reasonable best efforts to effect the Closing and to as soon as reasonably practicable respond to inquiries or requests from governmental authorities applicable to the transactions contemplated by the Merger Agreement. Each party has also agreed to not solicit or engage in any discussions or negotiations with any person making an inquiry or proposal for an alternative transaction, and requiring FaZe’s and GameSquare’s respective boards of directors to recommend the transaction-related proposals to their stockholders, in each case subject to certain exceptions. The Merger Agreement also contains, subject to certain exceptions, certain other customary reciprocal covenants of each of the parties, including (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business, consistent with past practice; (iii) notifications of certain breaches, consent requirements or other matters; (iv) tax matters; (v) public announcements; and (vi) confidentiality.

GameSquare Financing

In addition, in connection with the Merger, GameSquare is to complete a financing involving the raising of additional capital or commitments to be made available to it following the Merger consisting of (i) a private placement in public equity to raise $10,000,000 through the sale of GameSquare Common Stock (the “Pipe Financing”), subject to reduction to the minimum extent necessary based on applicable restrictions pertaining to GameSquare’s issuance of shares of GameSquare Common Stock under NASDAQ Listing Rule 5635, or any other applicable rule imposed by applicable stock exchanges, which financing is supported by the backstop obligation by Goff & Jones Lending Co, LLC (the “Backstop Investor”) under the Backstop Agreement; (ii) GameSquare shall have entered into an asset-based loan facility agreement (the “Financing and Security Agreement”) with SLR Digital Finance LLC, as lender (the “Lender”), having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000, and such facility agreement shall be in full force and effect as of the Closing with no principal amounts drawn thereunder; and (iii) GameSquare shall have consummated after the date of the Merger Agreement and prior to closing of the Merger a disposition of non-core assets of GameSquare having a gross sales price of approximately $4,000,000 (subject to certain earnout provisions) (the financings described above in clauses (i), (ii) and (iii) are collectively referred to as the “GameSquare Financing”). Together, the issuance of shares of GameSquare Common Stock issuable as consideration under the Merger Agreement and issuable as part of the PIPE Financing is referred to in this Current Report on Form 8-K as the “GameSquare Stock Issuance.”

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No Survival

None of the representations and warranties of the parties contained in the Merger Agreement or in any instrument delivered under the Merger Agreement will survive the Effective Time. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Termination

The Merger Agreement contains customary mutual termination rights for FaZe and GameSquare, including if the Merger is not completed by December 31, 2023 (the “End Date”), and if either of the required stockholder approvals by the FaZe stockholders or the GameSquare stockholders is not obtained. The Merger Agreement also contains customary termination rights for the benefit of each party, including (i) if the board of directors of the other party changes its recommendation with respect to the Merger, (ii) if the board of directors of such party authorizes entry into a definitive agreement relating to a superior proposal (as permitted by the Merger Agreement) and (iii) if the other party breaches its representations, warranties or covenants under the Merger Agreement in a way that would result in a failure of its conditions to closing being satisfied (subject to certain procedures and cure periods).

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware and the parties are subject to exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

Additional Information

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any factual information about FaZe or GameSquare.

The Merger Agreement contains representations, warranties, covenants and agreements which were made only for purposes of such agreement and as of specified dates. The representations and warranties in the Merger Agreement reflect negotiations between the parties to the Merger Agreement and are not intended as statements of fact to be relied upon by stockholders, or any other individual or other entity other than the parties. In particular, the representations, warranties, covenants and agreements in the Merger Agreement may be subject to limitations agreed by the parties, including having been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, and having been made for purposes of allocating risk among the parties rather than establishing matters of fact. In addition, the parties may apply standards of materiality in a way that is different from what may be viewed as material by investors. As such, the representations and warranties in the Merger Agreement may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and unless required by applicable law, FaZe undertakes no obligation to update such representations and warranties in response to such changes.

Certain Related Arrangements

Irrevocable Voting and Support Agreements

FaZe Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain FaZe stockholders entered into certain irrevocable voting and support agreements with GameSquare (together, the “FaZe Support Agreements”), whereby such FaZe stockholders agreed to, among other things, at a meeting of stockholders of FaZe, vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and vote against certain other actions that would have the effect of preventing the Merger. Such FaZe stockholders also agreed to not transfer any securities of FaZe held by them from the date of execution of the FaZe Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

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The FaZe Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the FaZe Support Agreements is qualified in its entirety by reference to the full text of the form of FaZe Support Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

GameSquare Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, certain GameSquare stockholders entered into certain irrevocable voting and support agreements with FaZe (together, the “GameSquare Support Agreements”), whereby such GameSquare stockholders agreed to, among other things, at a meeting of stockholders of GameSquare, vote in favor of (i) the approval of the Merger Agreement and the transactions contemplated thereby and (ii) the GameSquare Stock Issuance, and vote against certain other actions that would have the effect of preventing the Merger or the GameSquare Stock Issuance. Such GameSquare stockholders also agreed to not transfer any securities of GameSquare held by them from the date of execution of the GameSquare Support Agreements until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The GameSquare Support Agreements will terminate in their entirety, and be of no further force or effect, upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the GameSquare Support Agreements is qualified in its entirety by reference to the full text of the form of GameSquare Support Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Backstop Agreement

Simultaneously with the execution and delivery of the Merger Agreement and in connection with the Pipe Financing, GameSquare entered into the Backstop Agreement. Pursuant to the Backstop Agreement, to the extent necessary to close the PIPE Financing with no less than $10,000,000, GameSquare has secured a commitment of up to $10,000,000 from the Backstop Investor, an affiliate of GameSquare’s largest investors, Goff Capital, Inc. and Blue & Silver Ventures, Ltd., to purchase shares of GameSquare’s common stock (or other GameSquare securities, if applicable) to the extent necessary contemporaneously with the Closing. The Backstop Agreement contains customary representations, warranties, covenants and conditions precedent of the parties. The Backstop Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date, following written notice from the Backstop Investor electing to terminate the Agreement, or (ii) if FaZe or GameSquare experience a material adverse change, upon written notice from the Backstop Investor electing to terminate the Agreement.

The representations, warranties and covenants contained in the Backstop Agreement were made only for purposes of the Backstop Agreement and as of specific dates, were solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Backstop Agreement is qualified in its entirety by reference to the full text of the Backstop Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Financing and Security Agreement

In connection with partially satisfying its obligations in connection with the GameSquare Financing, on September 14, 2023, certain subsidiaries of GameSquare, namely, Frankly Media LLC, GCN, Inc., GameSquare Esports (USA) Inc. d/b/a Fourth Square Studios, Nextgen Tech LLC d.b.a Complexity Gaming, Swingman, LLC d/b/a Cut+Sew and Zoned, Mission Supply LLC, and Sideqik, Inc. (collectively, on a joint and several basis, the “Borrower”) entered into the Financing and Security Agreement with the Lender.

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The Financing and Security Agreement also contains customary representations and warranties being made by the Borrower and other customary terms and conditions.

The foregoing description of the Financing and Security Agreement is qualified in its entirety by reference to the full text of the Financing and Security Agreement, which is filed as Exhibit 10.1 to GameSquare’s Current Report on Form 6-K filed with the SEC on September 27, 2023, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 20, 2023, FaZe issued a joint press release with GameSquare announcing the execution of the Merger Agreement. The full text of the joint press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing information (including Exhibit 99.1) is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and will not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Important Additional Information about the Merger and Related Transactions and Where to Find It

FaZe, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the proposed Merger. In connection with the proposed Merger, FaZe intends to file a proxy statement with the SEC (the “Proxy Statement”) and mail the Proxy Statement to its stockholders, to be used at the meeting of FaZe’s stockholders to approve the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS OF FAZE ARE URGED TO READ THE PROXY STATEMENT, ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FAZE, GAMESQUARE AND THE MERGER. When available, the Proxy Statement and other relevant materials for the Merger will be mailed to stockholders of FaZe as of a record date to be established for voting on the proposed Merger. Investors and security holders will also be able to obtain copies of the Proxy Statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this Current Report on Form 8-K. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “expects”, “plans”, “projects”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and accordingly are forward-looking statements. In this Current Report on Form 8-K, forward-looking statements relate, among other things, to: the anticipated timing for closing the Merger, the combined company’s future performance and revenue; continued growth and profitability of the combined company; and the combined company’s ability to execute its business plans and achieve certain cost synergies. These forward-looking statements are provided only to provide information currently available to FaZe and GameSquare and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Forward-looking statements are necessarily based upon a number of estimates and assumptions which include, but are not limited to: the satisfaction of conditions precedent (including shareholder approvals) to the consummation of the proposed Merger, the combined company being able to complete and successfully integrate acquisitions, the combined company being able to grow its business, execute its business plan or achieve projected cost synergies, the combined company being able to recognize and capitalize on opportunities and the combined company continuing to retain and attract qualified personnel to supports its development requirements. These assumptions, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: FaZe and GameSquare’s ability to complete the contemplated Merger and GameSquare Financing; the combined company’s ability to achieve its objectives, the combined company’s successful execution of its growth strategy, the ability of the combined company to obtain future financings or complete offerings on acceptable terms, the consummation of the $10 million PIPE Financing in connection with the contemplated transaction, failure to leverage the combined company’s portfolio across entertainment and media platforms, dependence on the combined company’s key personnel and general business, economic, competitive, political and social uncertainties, including impact of the COVID-19 pandemic and any variants. These risk factors are not intended to represent a complete list of the factors that could affect FaZe and GameSquare, which factors are discussed in FaZe’s recent publicly filed quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on August 14, 2023 and April 4, 2023 respectively, and in GameSquare’s most recent publicly filed annual report on Form 20-F filed with the SEC on December 29, 2022. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this Current Report on Form 8-K. Neither FaZe nor GameSquare assumes any obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Merger. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or a valid exemption from registration thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 19, 2023, by and among GameSquare Holdings, Inc., GameSquare Merger Sub I, Inc., and FaZe Holdings Inc.

10.1	Form of FaZe Support Agreement, dated as of October 19, 2023, by and between GameSquare Holdings, Inc. and certain stockholders of FaZe Holdings Inc.

10.2	Form of GameSquare Support Agreement, dated as of October 19, 2023, by and between FaZe Holdings Inc. and certain stockholders of GameSquare Holdings, Inc.

10.3	Backstop Agreement, dated as of October 19, 2023, GameSquare Holdings, Inc. and by and between Goff & Jones Lending Co, LLC

10.4	Financing and Security Agreement, dated September 14, 2023, by and among, Frankly Media LLC, GCN, Inc., GameSquare Esports (USA) Inc. d/b/a Fourth Square Studios, Nextgen Tech LLC d.b.a Complexity Gaming, Swingman, LLC d/b/a Cut+Sew and Zoned, Mission Supply LLC, and Sideqik, Inc.(1)

99.1	Press Release, dated October 20, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibits, schedules or similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K promulgated by the SEC. The registrant agrees to furnish supplementally to the SEC a copy of all omitted exhibits, schedules or similar attachments upon its request.
(1)	Incorporated by reference to GameSquare’s Current Report on Form 6-K, filed with the SEC on September 27, 2023.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2023

FAZE HOLDINGS INC.

By:	/s/ Christoph Pachler
Christoph Pachler
Interim Chief Executive Officer

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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GAMESQUARE HOLDINGS, INC.,

GAMESQUARE MERGER SUB I, INC.,

and

FAZE HOLDINGS INC.

dated as of October 19, 2023

i

EXHIBITS

Exhibit A	Company Securityholder Support Agreement
Exhibit A-1	Parent Securityholder Support Agreement
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form Certificate of Merger
Exhibit D Exhibit E Exhibit F	Copies of Employment Agreements Form of Backstop Agreement Form of Loan Facility Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 19, 2023, by and among FaZe Holdings Inc, a Delaware corporation (the “Company”), GameSquare Holdings, Inc., a British Columbia corporation (“Parent”), and GameSquare Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement, including the Merger and the Parent Stock Issuance, by the stockholders of Parent; in each case, in accordance with the DGCL and other applicable Law;

WHEREAS, concurrently with the parties’ execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Supporting Company Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A (each, a “Company Securityholder Support Agreement”) with the Company, pursuant to which, among other things, such Supporting Company Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its shares of Company Common Stock, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable ancillary agreement to which the Company is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Company stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the parties’ execution and delivery of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, each of the Supporting Parent Stockholders has entered into a support agreement substantially in the form attached to this Agreement as Exhibit A-1 (each, a “Parent Securityholder Support Agreement”) with the Parent, pursuant to which, among other things, such Supporting Parent Stockholder has agreed, on the terms and subject to the conditions set forth therein, to vote all of its shares of Parent Common Stock, in favor of the approval and (to the extent applicable) adoption of this Agreement, each applicable ancillary agreement to which the Parent is, or is contemplated to be, a party, and the transactions contemplated hereby and thereby (including the Merger) and each other matter required to be approved or adopted by the Parent stockholders in order to effect the Merger and the other transactions contemplated hereby;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, no par value per share (the “Parent Common Stock”), approve the issuance of share of Parent Common Stock in connection with (i) the Merger and (ii) the Primary Pipe (as defined below), including the issuance of shares of Parent Common Stock, if any to the Backstop Investor (as defined below), in each case, on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger substantially in the form attached to this Agreement as Exhibit C (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the respective assets, properties, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the respective debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers.

(a) The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Merger Effective Time, the Persons identified as the post-Closing directors and officers of Parent in accordance with the provisions of Section 5.19(b) shall be the directors and officers (and, in the case of such officers, holding such positions as set forth in Section 5.19(b) of the Parent Disclosure Letter), respectively, of Parent, each to hold office in accordance with the Governing Documents of Parent until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

ARTICLE II
Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall thereupon be converted into, and shall represent the right to receive (calculated on an aggregate basis of all shares of Company Common Stock owned by a holder of Company Common Stock): (i) 0.13091 of a validly issued, fully paid and non-assessable share of Parent Common Stock (rounded to five decimal places) (the “Exchange Ratio”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such share of Company Common Stock in accordance with Section 2.02(g). The shares of Parent Common Stock issuable under this Section 2.01(b)(i) are collectively referred to herein as the “Merger Consideration.”

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Parent Stock Price.

Section 2.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. No later than fifteen (15) Business Days prior to the Closing Date, Parent shall enter into a customary exchange agreement with the transfer agent of Parent, the transfer agent of the Company or another nationally recognized financial institution or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) appointing such Exchange Agent to act as the agent for the purpose of paying the Merger Consideration for: the Certificates; and the Book-Entry Shares. At or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 2.01(b) as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Stock may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Stock in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b) Procedures for Surrender; No Interest. As soon as reasonably practicable, but no later than five (5) Business Days, after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the applicable portion of Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f)   Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock one year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions with Respect to Unsurrendered Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Common Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.05) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Stock in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.04 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Warrants. As of the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Warrant in accordance with this Section 2.06. Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such Parent Warrant as so assumed and converted shall be a warrant providing the holder thereof the right to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Warrant; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Warrant by (B) the Exchange Ratio.

(b) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 2.06. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(c) Company Restricted Shares and Units.

(i) The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Share in accordance with this Section 2.06. Each Parent Restricted Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Company Restricted Shares so assumed and converted will receive that number of whole Parent Restricted Shares equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Restricted Shares held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(ii)   The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit that is outstanding under any Company Stock Plan and convertible into shares of Company Common Stock (a “Company Restricted Unit”) as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Unit in accordance with this Section 2.06. Each Parent Restricted Unit shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Unit immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Company Restricted Units so assumed and converted will receive that number of whole Parent Restricted Units equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Common Stock subject to Company Restricted Units held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio.

(d) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take such reasonable actions (including using reasonable efforts to obtain any employee consents) that may be necessary to effectuate the provisions of this Section 2.06; provided, however, that it is understood and agreed that the Company, the Company Board and the compensation committee of such board shall have no obligation for, and does not guarantee the receipt of, any third party consents, and the failure to obtain such is not, by itself, a violation of this Section 2.06(d) or this Agreement.

(e) Parent Actions. At or prior to the Effective Time, Parent shall take all actions necessary to reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Warrants or Parent Equity Awards, as the case may be, as a result of the actions contemplated by this Section 2.06. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Warrants or Parent Equity Awards, as the case may be, Parent shall prepare and file with the SEC a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to the Parent Warrants and Parent Equity Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08 No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III
Representations and Warranties of the Company

Except: (a) as disclosed in the Company SEC Documents at least four Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of the Company as most recently filed with the Company SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 500,000,000 shares of Company Common Stock; and (ii) no shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on July 31, 2023: (A) 76,329,689 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 128,506 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since July 31, 2023 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards and Warrants.

(i) As of the date of this Agreement, an aggregate of 110,738,862 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on July 31, 2023, 11,536,121 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 2,582,929 shares of Company Restricted Shares were issued and outstanding, 5,521,347 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Units and 5,923,267 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants. Since July 31, 2023 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and the Company Warrants, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Company Warrants and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, including any national securities exchange (a “Governmental Entity”), is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Company Proxy Statement in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Parent Registration Statement, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e) Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)   Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2021.

(c) Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Contracts permitting use of Intellectual Property of any third Person by the Company or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of the Company or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by the Company and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)   Company IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the Company IT System used or held for use in the business of the Company and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(g) Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past three years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Invention Assignment. All current and former (since January 1, 2020) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to the Company or such Subsidiary (or all such rights have vested in the Company or such Subsidiary by operation of Law) and, to the knowledge of the Company, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(i) Open Source. The Company’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by the Company or Company-Owned IP to any Compulsory Copyleft Terms.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation and Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Legal Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of the Company, there is no investigation or other inquiry pending with any Governmental Entity, against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”) imposed upon, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries, nor are any of the properties or assets of the Company or any of its Subsidiaries bound by or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to the Company. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Current Capital Securities, LLC pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 3.12 Employee Benefit Issues.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 3.12(e) of the Company Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 3.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code]; and

(iv)   no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. The Company and each of its Subsidiaries: (i) have been during the past three years in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) have been during the past three years in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Real Property and Personal Property Matters.

(a) Leased Real Estate. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(b) Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(a) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(c) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $250,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $75,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise).

Section 3.16 Insurance. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the Parent Stock Issuance (the “Parent Registration Statement”) or in the management proxy circular of the Parent to approve the Parent Stock Issuance (the “Parent Circular”) will, (a) at the time the Parent Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, or (b) at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy statement to be filed with the SEC and sent to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement and to the Parent’s stockholders in connection with the Parent Stock Issuance (including any amendments or supplements thereto, the “Company Proxy Statement”) will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 3.18 Anti-Corruption Matters. Since January 1, 2020, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Fairness Opinion. The Company Board has received the opinion of Current Capital Securities LLC (the “Fairness Opinion”) to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered in connection with the preparation thereof as set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. The Company will make available to Parent, solely for informational purposes and on a non-reliance basis, a signed copy of the Fairness Opinion promptly following the date of this Agreement.

Section 3.20 Talents.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Top Talents”).

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter, none of the Top Talents has, as of the date of this Agreement, informed the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of the Company, none of the Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation against the Company or any of its Subsidiaries or any of their respective businesses.

Section 3.21 Vendors.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of the Company and its Subsidiaries collectively, based on the aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Company Top Vendors”).

(b) Except as set forth in Section 3.21(b) of the Company Disclosure Letter, none of the Company Top Vendors has, as of the date of this Agreement, informed any of the Company or any of its Subsidiaries in writing that it will, or, to the knowledge of the Company, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of the Company, none of the Company Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against the Company or any of its Subsidiaries or any of their respective businesses.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except: (a) as disclosed in the Parent SEC Documents and Parent SEDAR Reports at least four Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter that relates to such Section or in another Section of the Parent Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents and Parent SEDAR Reports are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of each of Parent’s Subsidiaries. Neither Parent nor nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c)(i) of the Parent Disclosure Letter lists each of the Subsidiaries of Parent as of the date hereof and its place of organization. Section 4.01(c)(ii) of the Parent Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by Parent: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by Parent. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) an unlimited number of shares of Parent Common Stock; and (ii) an unlimited number of shares of preferred stock, without par value per share, of Parent (the “Parent Preferred Stock”). As of the close of business on June 30, 2023: (A) 12,925,828 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury) and no shares of Parent Preferred Stock were issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration and those to be issued as part of the Parent Financing, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) As of the close of business on August 31, 2023, an aggregate of 610,418 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans, consisting of 494,369 options and 116,409 Parent Restricted Units. As of the close of business on August 31, 2023, 676,767 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 666,560 shares of Parent Restricted Shares were issued and outstanding. Since August 31, 2023 and through the date hereof, no Parent Equity Awards have been granted and no additional shares of Parent Common Stock have become subject to issuance under the Parent Stock Plans. Section 4.02(b)(i) of the Parent Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Parent Equity Award granted under the Parent Stock Plans and: (A) the name of the holder of such Parent Equity Award; (B) the number of shares of Parent Common Stock subject to such outstanding Parent Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Parent Equity Award; (D) the date on which such Parent Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Parent Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Parent Stock Options, the date on which such Parent Stock Option expires. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, including the Parent Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.06, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Parent Disclosure Letter, there are no Contracts to which Parent is a party obligating Parent to accelerate the vesting of any Parent Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Parent Equity Awards, warrants to purchase up to 1,635,802 shares of Parent Common Stock and 467,018 shares of Parent Common Stock issuable upon conversion of certain convertible debt instruments, as of the date hereof, there are no other outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject only, in the case of the consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock to the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (x) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (y) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Parent Registration Statement, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Board Approval.

(i) The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of this Agreement and the Parent Stock Issuance in accordance with the Business Corporations Act (British Columbia) and applicable stock exchange and securities laws (collectively, the “Parent Board Recommendation”).

(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.04 SEC Filings; SEDAR Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) SEDAR Filings. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under Canadian securities laws since January 1, 2020 (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Parent SEDAR Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Parent SEDAR Reports prior to the expiration of any such extension. As of their respective dates, the Parent SEDAR Reports complied in all material respects with the requirements of the Canadian securities laws, and the rules and regulations of each applicable Governmental Entity promulgated thereunder applicable to the Parent SEDAR reports and none of the Parent SEDAR Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has made available on Parent’s profile on SEDAR+ at www.sedarplus.ca, true and complete copies of the Parent SEDAR Reports.

(c) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents or Parent SEDAR Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(d) Internal Controls. Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries.

(e) Disclosure Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(f) Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2022 contained in the Parent SEC Documents and Parent SEDAR Reports filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) Off-Balance Sheet Arrangements. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(i) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of Parent or any of its Subsidiaries nor any director or officer of Parent or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Parent or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries; and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.06 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2020, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.07 Litigation. Except as set forth in Section 4.07 of the Parent Disclosure Letter or as would not be material to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Legal Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of Parent, any of their respective directors, managers, officers or employees (in their respective capacities as such), (b) to the knowledge of Parent, there is no investigation or other inquiry pending with any Governmental Entity, against Parent or any of its Subsidiaries or any of their respective properties or assets or any of their respective directors, managers, officers or employees (in their respective capacities as such) and (c) there is no Order imposed upon, or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries, nor are any of the properties or assets of Parent or any of its Subsidiaries bound by or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Parent. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent..

Section 4.08 Brokers. Except as set forth in Section 4.08 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.09 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Parent Registration Statement or Parent Circular will, (a) at the time the Parent Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, or (b) at the date the Parent Circular is first mailed to the Parent stockholders or at the time of the Parent Stockholders Meeting or at the time of any amendment or supplement thereof contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s and Parent’s stockholders or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or Merger Sub.

Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) or has owned during the three years preceding the date of this Agreement any shares of Company Common Stock.

Section 4.11 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

Section 4.13 Taxes.

(a) Tax Returns and Payment of Taxes. Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Parent has made an adequate provision for such Taxes in Parent’s financial statements included in the Company SEC Documents (in accordance with GAAP). Parent ’s most recent financial statements included in the Parent SEDAR Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements. Neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2021.

(c) Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Parent SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.14 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.012.

Section 4.15 Anti-Corruption Matters. Since January 1, 2020, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of Parent, employee or agent of Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Parent, no Governmental Entity is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.16 Related Person Transactions. There are, and since January 1, 2020, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents.

Section 4.17 Talents.

(a) Section 4.17(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top 10 talents of Parent and its Subsidiaries collectively, based on the aggregate dollar value of Parent’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Parent Top Talents”).

(b) Except as set forth in Section 4.17(b) of the Parent Disclosure Letter, none of the Parent Top Talents has, as of the date of this Agreement, informed Parent or any of its Subsidiaries in writing that it will, or, to the knowledge of Parent, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with Parent or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the knowledge of Parent, none of the Parent Top Talents is, as of the date of this Agreement, otherwise involved in or threatening any material claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation against Parent or any of its Subsidiaries or any of their respective businesses.

Section 4.18 Omitted.

Section 4.19 Intellectual Property.

(a) Scheduled Parent-Owned IP. Section 4.19(a) of the Parent Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Parent-Owned IP.

(b) Right to Use; Title. Parent or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Contracts permitting use of Intellectual Property of any third Person by Parent or its Subsidiaries will be violated or give rise to a right of termination, modification, acceleration, or cancellation under any provision by (or will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c) Validity and Enforceability. Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets in possession of Parent or any of its Subsidiaries, including requiring all Persons who receive access to such Trade Secrets to execute valid, written nondisclosure agreements requiring such individuals to (or such Persons are otherwise obligated by operation of Law to) protect the confidentiality of such Trade Secrets and refrain from using them for purposes other than as authorized by Parent and its Subsidiaries, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole. To the knowledge of Parent, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets in the possession of Parent or any of its Subsidiaries to or by any Person in a manner that has resulted or may reasonably result in the misappropriation of, or loss of Trade Secret or other rights in and to, such Trade Secret, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the conduct of the businesses of Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating, or misappropriating any Parent IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation, or violation by Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or Parent or any of its Subsidiaries’ rights with respect to any Parent IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Parent IT Systems. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to the Parent IT System used or held for use in the business of Parent and its Subsidiaries, no such Software (or such IT System) contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT System or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of Parent or its Subsidiaries or customers of Parent and its Subsidiaries.

(g) Privacy and Data Security. Parent and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Parent’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. In the past three years, Parent and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning Parent’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Invention Assignment. All current and former (since January 1, 2020) employees, directors, officers, consultants, contractors and/or individuals that have contributed to the creation of Intellectual Property on behalf of Parent or its Subsidiaries have executed an agreement presently assigning all such Intellectual Property to Parent or such Subsidiary (or all such rights have vested in Parent or such Subsidiary by operation of Law) and, to the knowledge of Parent, no Person is in breach of any such agreement, except as has not been and would not be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(i) Open Source. Parent’s and its Subsidiaries’ use and distribution of Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto, except for any non-compliance which would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries has used any Open Source Materials in a manner that subjects any Software owned by Parent or Parent-Owned IP to any Compulsory Copyleft Terms.

Section 4.20 Employee Benefit Issues.

(a) Schedule. Section 4.20(a) of the Parent Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”).

(b) Documents. Parent has made available to the Company correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Parent Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Parent Employee Plan; and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c) Employee Plan Compliance. (i) Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Parent no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Parent Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of Parent, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Parent Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, neither Parent nor any of its Parent ERISA Affiliates has engaged in a transaction that could subject Parent or any Parent ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities. Neither Parent nor any Parent ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Parent Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Parent Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Parent Employee Plan covering any active, retired, or former employees or directors of Parent or any Parent ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Parent Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of Parent or any Parent ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

(e) Certain Parent Employee Plans. With respect to each Parent Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Parent nor any of its Parent ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Parent Employee Plan or to appoint a trustee for any such Parent Employee Plan;

(iii) no Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 4.20(e) of Parent Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 4.20(e) of Parent Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Parent Employee Plan.

(f) No Post-Employment Obligations. No Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Parent, threatened claims by or on behalf of any participant in any Parent Employee Plan, or otherwise involving any Parent Employee Plan or the assets of any Parent Employee Plan; and (ii) no Parent Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Plan Compliance. Each of Parent and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j) Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Parent or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend, or terminate any Parent Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of Parent under any Parent Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k) Employment Law Matters. Parent and each of its Subsidiaries: (i) have been during the past three years in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) have been during the past three years in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(l) Labor. Neither Parent nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Parent, no material work stoppage, slowdown, or labor strike against Parent or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Parent Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Parent or any of its Subsidiaries, or any Parent Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.21 Real Property and Personal Property Matters.

(a) Leased Real Estate. Section 4.21(a) of the Parent Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Parent has delivered to the Company a true and complete copy of each such Lease. Except as set forth on Section 4.21(a) of Parent Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Parent’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Parent, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither Parent nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Parent or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of Parent) a right to use or occupy such Leased Real Estate or any portion thereof.

(b) Real Estate Used in the Business. The Leased Real Estate identified in Section 4.21(a) of Parent Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of Parent or any of its Subsidiaries.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Parent or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.22 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Compliance with Environmental Laws. Parent and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent and its Subsidiaries as currently conducted.

(b) No Legal Actions or Orders. Neither Parent nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(c) No Assumption of Environmental Law Liabilities. Neither Parent nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.23 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which Parent or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by Parent with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which Parent has continuing obligations as of the date hereof) with any current or former (A) officer of Parent, (B) member of Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $250,000;

(iii) any Contract providing for indemnification or any guaranty by Parent or any Subsidiary thereof, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (A) any guaranty by Parent or a Subsidiary thereof of any of the obligations of (1) Parent or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of Parent or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Parent or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Parent or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Parent and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $75,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of Parent;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Parent IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent or any of its Subsidiaries;

(xiii) any other Contract under which Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Parent and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 4.23(b) of Parent Disclosure Letter sets forth a true and complete list as of the date hereof of all Parent Material Contracts. Parent has made available to Parent correct and complete copies of all Parent Material Contracts, including any amendments thereto.

(c) No Breach. (i) All Parent Material Contracts are legal, valid, and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party is in breach or default, or has received written notice of breach or default, of any Parent Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Parent Material Contract by Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Parent Material Contract (or, to the Knowledge of Parent, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Parent Material Contract (whether as a result of a change of control or otherwise).

Section 4.24 Insurance. All insurance policies maintained by Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of Parent: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.25 Vendors.

(a) Section 4.25(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the top 5 vendors of Parent and its Subsidiaries collectively, based on the aggregate dollar value of Parent’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2022 (the “Parent Top Vendors”).

(b) Except as set forth in Section 4.25(b) of the Parent Disclosure Letter, none of the Parent Top Vendors has, as of the date of this Agreement, informed any of Parent or any of its Subsidiaries in writing that it will, or, to the knowledge of Parent, threatened to terminate, cancel, or materially limit or materially and adversely modify any of its existing business with Parent or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and, to the Knowledge of Parent, none of the Parent Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening any material Action against Parent or any of its Subsidiaries or any of their respective businesses.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $75,000 in the aggregate;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;

(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q) adopt or implement any stockholder rights plan or similar arrangement; or

(r) agree or commit to do any of the foregoing.

Section 5.02 Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly permitted or required by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock;

(b) (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than (i) the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Parent Common Stock in connection with or upon the exercise of any Parent Equity Awards granted after the date hereof in the ordinary course of business consistent with past practice, and (iii) sales or issuances of shares of Parent Common Stock in connection with the Parent Financing;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(e) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Parent; provided, that the foregoing shall not prohibit the Parent and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or selling the Parent’s interest in the equity or assets of certain Subsidiaries including (without limitation) Frankly Media, LLC and Winview, Inc., in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $75,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(h) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(i) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(j) adopt or implement any stockholder rights plan or similar arrangement;

(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(m) agree or commit to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) Access to Company Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Access to Parent Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Parent shall, and shall cause its Subsidiaries to, afford to the Company and the Company’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Parent and its Subsidiaries, and Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of Parent and its Subsidiaries as the Company may reasonably request from time to time. Neither Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a) or Section 5.03(b), shall be treated in accordance with the Confidentiality Agreement, dated February 20, 2023, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall direct and cause their respective Subsidiaries and its or its respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or Parent Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or Parent, as applicable, or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change. The Company on the one hand, and Parent, on the other hand, shall, and shall cause their respective Subsidiaries and their and their Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or Parent, as applicable, and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company or its Subsidiaries, on the one hand, or the Parent or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the applicable party.

(b) Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, on the one hand, and prior to the receipt of the Requisite Parent Vote, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to the other party); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board or Parent Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to cause its board to be in breach of its fiduciary duties under applicable Law.

(c) Notification to Other Party. The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and Parent, on the other hand, shall notify the other party promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the such party (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Such party shall promptly provide the other party with a list of any non-public information concerning such party’s or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d) Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 5.04, neither the Company Board shall effect a Company Adverse Recommendation Change, nor shall the Parent Board effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04; and (ii) the Requisite Parent Vote, the Parent Board may effect a Parent Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a material breach of this Section 5.04, if (A) such party promptly notifies the other party, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, and/or such party intends to enter into an Acquisition Agreement, (B) such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause its board to be in breach of its fiduciary duties under applicable Law.

Section 5.05  Preparation of Company Proxy Statement and Parent Registration Statement.

(a) Company Proxy Statement. In connection with the Company Stockholders Meeting and Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement. The Company shall use its reasonable best efforts to: (A) as soon as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, cause the Company Proxy Statement to be mailed to the Company’s stockholders, and (B) ensure that the Company Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act.

(b) Parent Circular. In connection with the Parent Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC and any required stock exchange the Parent Circular. In addition to the requirements set out in Section 5.07, the Parent shall use its reasonable best efforts to: (A) as soon as reasonably practicable after the Parent Registration Statement is declared effective under the Securities Act, cause the Parent Circular to be mailed to the Parent Stockholders, and (B) ensure that the Parent Circular complies in all material respects with the applicable provisions of applicable Law.

(c) Parent Registration Statement. Parent shall prepare and file with the SEC the Parent Registration Statement (which shall include the Company Proxy Statement). The Parent shall use its reasonable best efforts to: (i) cause the Parent Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Parent Registration Statement effective for so long as necessary to complete the Merger. Parent shall notify the Company promptly of the time when the Parent Registration Statement has become effective or any supplement or amendment to the Parent Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Parent Stock in the Merger, and the Company shall furnish to Parent all information concerning the Company as may be reasonably requested in connection with any such actions.

(d) Furnishing of Information. Parent and the Company shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Parent Registration Statement, Parent Circular or the Company Proxy Statement. Each of Parent and the Company shall promptly correct any information provided by it for use in the Parent Registration Statement, Parent Circular or Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company shall take all steps necessary to amend or supplement the Parent Registration Statement, Parent Circular or Company Proxy Statement, as applicable, and to cause the Parent Registration Statement, Parent Circular or Company Proxy Statement, as so amended or supplemented, to be filed with the SEC or applicable stock exchange and disseminated to the holders of Company Common Stock and Parent Common Stock, as applicable, as and to the extent required by applicable Law.

(e) SEC and Other Comments. Parent and the Company shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Parent or the Company, or their counsel may receive from the SEC, any stock exchange or their respective staff with respect to the Parent Registration Statement, Parent Circular or the Company Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Parent Registration Statement, Parent Circular or the Company Proxy Statement with the SEC or any required stock exchange (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Parent Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.04) or the dissemination thereof to the holders of Company Common Stock or the Parent Common Stock, as applicable, or responding to any comments of the SEC or applicable stock exchange with respect to the Parent Registration Statement, Parent Circular or Company Proxy Statement, each of Parent and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Parent Registration Statement, , Parent Circular, Company Proxy Statement, or response (including the proposed final version thereof), and each of Parent and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.06 Company Stockholders Meeting.

(a) The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting and other Persons as required by applicable Laws and file it with any applicable Governmental Entity as required by applicable Laws. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders or if there are not sufficient votes to obtain the Requisite Company Vote; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Stockholders meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b) Parent shall furnish to the Company in writing, on a timely basis, all information concerning Parent as required by applicable Law for inclusion in the Company Proxy Statement or in any amendments or supplements to the Company Proxy Statement. The parties shall also use their respective commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Company Proxy Statement and to the identification in the Company Proxy Statement of each such advisor.

(c) The Company and the Parent shall each promptly notify the other party if at any time before the Closing Date it becomes aware that the Company Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, and the parties shall co-operate in the preparation of any amendment or supplement to the Company Proxy Statement, as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Proxy Statement to the Company Stockholders and, if required by applicable Law, file the same with any Governmental Entities and as otherwise required.

(d) Parent shall indemnify and save harmless the Company and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company or any of its Representatives may be subject or which the Company or any of its Representatives may suffer as a result of, or arising from, any misrepresentation contained in any information included in the Company Proxy Statement that was furnished in writing by Parent, its affiliates and their respective Representatives acting on their behalf.

Section 5.07 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the Parent Registration Statement is declared effective, and, in connection therewith, Parent shall mail the Parent Circular to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. Except to the extent that the Parent Board shall have effected a Parent Adverse Recommendation Change as permitted by Section 5.04 hereof, the Parent Circular shall include the Parent Board Recommendation. Subject to Section 5.04 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law). Parent shall use its reasonable best efforts to cooperate with Company to hold the Parent Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the Parent Stock Issuance approval to the holders of Parent Common Stock at the Parent Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Stockholders Meeting.

(b) The Company shall furnish to the Parent in writing, on a timely basis, all information concerning the Company as required by applicable Law for inclusion in the Parent Circular or in any amendments or supplements to the Parent Circular. The parties shall also use their respective commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Parent Circular and to the identification in the Parent Circular of each such advisor.

(c) The Company and the Parent shall each promptly notify the other party if at any time before the Closing Date it becomes aware that the Parent Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, and the parties shall co-operate in the preparation of any amendment or supplement to the Parent Circular, as required or appropriate, and the Parent shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Parent Circular to the Parent Stockholders and, if required by applicable Law, file the same with any Governmental Entities and as otherwise required.

(d) The Company shall indemnify and save harmless the Parent and its Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Parent or any of its Representatives may be subject or which the Parent or any of its Representatives may suffer as a result of, or arising from, any misrepresentation contained in any information included in the Parent Circular that was furnished in writing by the Company, its affiliates and their respective Representatives acting on their behalf.

(e) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.08 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.08 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.09 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is three (3) months following the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of any governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) annual base salary or wage level and annual bonus opportunities that are at least as favorable as that in effect immediately prior to the Effective Time, (ii) equity incentive opportunities that are comparable to annual or other equity incentive opportunities provided to similarly situated employees of Parent, and (iii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least 30 days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(d) Employees Not Third-Party Beneficiaries. This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.09 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) Prior Written Consent. With respect to matters described in this Section 5.09, the Company will not send any material written notices or other material written communications to Company Employees without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.10(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); ); provided, however, that in no event will the Surviving Corporation be required to expend a premium for such tail coverage in excess of Two Million Five Hundred Thousand US Dollars (US$2,500,000) (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) Survival. Notwithstanding anything contained in this Agreement to the contrary, the obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger indefinitely, shall be binding, jointly and severally, on all successors and assigns of Parent, Merger Sub and the Surviving Corporation and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.11(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.11(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.12 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release prepared by the Parent and agreed to by the Company. Thereafter, each of the parties agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by such party without the prior written consent of the other such party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the Company shall provide the Parent reasonable time to comment on any release, statement, announcement, or other disclosure in advance of any issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.12 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Company, a Company Adverse Recommendation Change issued or made in compliance with Section 5.04, (ii) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 5.04; (iii) any other disclosures issued or made in compliance with Section 5.04; or (iv) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.12.

Section 5.13 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.14 Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.15 Stock Exchange Matters.

(a) Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares; in each case, to be issued pursuant to Section 2.06) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

(b) Delisting; Deregistration of Company Common Stock. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.16 Certain Tax Matters. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.17 Stockholder Litigation. Each of the parties shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to such party’s Knowledge threatened, against such party or any of its directors by any stockholder of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep the other party reasonably informed regarding any such Legal Action. With respect to the foregoing, each party shall: (a) give the other party the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep the other party reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide the other party with the opportunity to consult with such party regarding the defense of any such litigation, which advice such party shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.18 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.19 Resignations; Post-Closing Directors and Officers of Parent.

(a) At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

(b) Subject to the terms of Parent’s Governing Documents, Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the Parent Board shall consist of nine directors, which initially shall be those individuals identified in Section 5.19(a) of the Parent Disclosure Letter.

Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.21 Parent Obligations in Respect of Parent Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) satisfy on a timely basis all terms and conditions applicable to Parent set forth in any and all commitment letters (including definitive agreements related thereto) that are within its control and that are to be satisfied by it to consummate the Parent Financing at or prior to the Closing, including the payment of any placement or financial advisor fees required as a condition to the Parent Financing, (ii) maintain in effect any and all commitment letters, negotiate and enter into definitive agreements with respect thereto, (iii) consummate the Parent Financing before the Closing, and (iv) enforce its rights under any and all commitment letters and definitive agreements. Parent shall, and shall cause each of its controlled Affiliates to, take all actions necessary to consummate the Parent Financing prior to the Closing.

(b) Parent shall use its reasonable best efforts to keep the Company apprised of material developments relating to the Parent Financing on a reasonably current basis. Parent shall promptly provide the Company with all copies of executed commitment letters and definitive agreements in connection with the Parent Financing. Parent shall give the Company prompt notice (i) of any material breach or default by any party to any of the commitment letters or definitive agreements related to the Parent Financing of which Parent has knowledge, (ii) of the receipt by Parent of (1) any written notice or (2) other written communication, in each case from any Parent Financing investor or other counterparty with respect to any (A) actual or potential material breach, default, termination or repudiation by any Parent Financing investor or other counterparty of any material provisions of any commitment letters or definitive agreements related to the Parent Financing or (B) material dispute or disagreement between or among any parties to any commitment letters or definitive agreements related to the Parent Financing with respect to the obligation to fund the Parent Financing or the amount of the Parent Financing to be funded at or prior to the Closing and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Parent Financing necessary to satisfy all payment obligations of Parent required to be made hereunder at or prior to the Closing. As soon as reasonably practicable after the Company delivers to Parent a written request for information, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Parent shall not replace, amend or waive any commitment letters or definitive agreements without the Company’s prior written consent if such replacement, amendment or waiver (i) reduces the aggregate amount of the Parent Financing to an amount less than the Required Amount or the other amounts referenced in subsections (x), (y) or (z) of Section 6.03(e), (ii) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of the Parent Financing, or (iii)  effects any other amendment, modification or waiver that would reasonably be expected to delay the Closing beyond the date the Closing is required to occur under this Agreement or prevent the Closing.

Section 5.22 Employment Agreements.  Parent shall comply with the terms of the Employment Agreements, use its reasonable best efforts to keep the Employment Agreements in place and fully enforceable (other than in the event of a “Cause” termination as defined in such Employment Agreements) and refrain from taking any action that would give the executive who is party to an Employment Agreement the right to terminate, and Parent covenants and agrees to not exercise any right of termination of the Employment Agreements Parent may have pursuant to the terms of such Employment Agreement (other then in the event of a “Cause” termination as defined in such Employment Agreements).  Parent shall cause its Representatives to take no action or refrain from taking any action that would constitute a violation of this Section 5.22 if taken or not take by Parent.

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. This Agreement will have been duly adopted by the Requisite Parent Vote.

(c) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Parent Registration Statement. The Parent Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or any Legal Action by or before the SEC seeking a stop order.

(e) Regulatory Approvals. All required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable Antitrust Laws.

(f) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10), and Section 3.19) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.01(a), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Parent Financing. At or before the Closing, (x) Parent shall have consummated a private placement in public equity (the “Primary PIPE”) to raise the Required Amount through the sale of Parent Common Stock, provided that, if Parent is unable to sell in the Primary PIPE a sufficient number of shares of Parent Common Stock to accredited investors priced at then prevailing market prices of the Parent Common Stock to raise some or all of the Required Amount, (A) such Required Amount for purposes of the Primary PIPE shall be reduced to the minimum extent necessary based on applicable restrictions pertaining to Parent’s issuance of shares of Parent Common Stock under NASDAQ Listing Rule 5635, or, without limitation, any other applicable rule imposed by The NASDAQ Capital Market, TSX Venture Exchange, the SEC, or the laws of British Columbia, Canada, including any such rule that would deem the consummation of an equity financing of such amount, in conjunction with the business combination contemplated in this Agreement, a “change of control” requiring the approval of Parent’s stockholders thereunder (the “Required Amount Reduction”), and (B) Goff & Jones Lending Co, LLC (the “Backstop Investor”) shall be obligated pursuant to and in accordance with the terms of a Backstop Agreement entered into by the Backstop Investor and Parent concurrently with the parties’ entry into this Agreement, in the Form of Annex E to this Agreement, to backstop an amount equal to the entire Required Amount Reduction via a PIPE of Parent Common Stock (or, if applicable, any other Parent Securities issued to investors) to be fully funded by the Backstop Investor on reasonable market terms concurrently with the Closing, and (C) notwithstanding any term to the contrary herein, such reasonable market terms with respect to the Primary PIPE and, if applicable, the Backstop Investor’s investment under the Backstop Agreement shall have been mutually agreed upon and approved by the respective Board of Directors of each of the Company and Parent; (y) certain Parent Subsidiaries have entered into an asset-based loan facility agreement with SLR Digital Finance LLC, as lender, having a three (3) year term and providing for maximum aggregate borrowings thereunder of up to $10,000,000, in the form of Annex F attached to this Agreement, and such facility agreement shall be in full force and effect as of the Closing with a drawn principal balance thereunder as of the Closing equal to zero; and (z) Parent shall have consummated after the date of this Agreement a disposition of non-core assets having a gross sales price of approximately $4MM (subject to certain earnout provisions for $1MM of such gross sales price); (such financings described above in (x), (y) and (z), collectively, the “Parent Financing”).

(f) Employment Agreements. None of the Employment Agreements shall have been terminated by Parent, except if for “Cause” (as such term is defined in the respective Employment Agreements) and in accordance with the terms of such Employment Agreement.

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if the Merger has not been consummated on or before December 31, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) If the Parent Stock Issuance has been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Parent Vote at the Parent Stockholders Meeting, the Parent Board authorizes Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, Parent substantially concurrently enters into such Acquisition Agreement;

(b) if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.06; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(b) if: (i) a Parent Adverse Recommendation Change shall have occurred or Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04; or

(c) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05 and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: following the receipt of: (a) the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 7.07 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the party with any of the provisions of Section 5.04.

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Backstop Investor” has the meaning set forth in Section 6.03(e).

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in Los Angeles, CA are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.09(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option, Company Restricted Unit or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iii) any outbreak or escalation of war or any act of terrorism, or military actions, or the escalation thereof; (iv) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (v) general conditions in the industry in which the Company and its Subsidiaries operate; (vi) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; or (x) the identity of Parent and, other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or the performance of obligations under this Agreement, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of the Company’s or any of its Subsidiaries’ relationships with their respective customers, suppliers or employees); provided further, however, that any Effect referred to in clauses (i), (ii), (iii), (iv), or (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company Restricted Share” has the meaning set forth in Section 2.06(c)(i).

“Company Restricted Unit” has the meaning set forth in Section 2.06(c)(ii).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 2.06(b).

“Company Stock Plans” means the following plans, in each case as amended: the 2022 Omnibus Incentive Plan, the 2022 Employee Stock Purchase Plan and the Amended 2019 Equity Incentive Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Company Top Vendors” has the meaning set forth in Section 3.21(a).

“Company Warrant” means a warrant to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time.

“Compulsory Copyleft Terms” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Compulsory Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“DGCL” has the meaning set forth in the Recitals.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“Employment Agreements” shall mean those employment agreements, each dated July 4, 2023, between Parent and each of Messrs. Oliveira, Bengston and Abdelfattah, respectively, copies of which are attached hereto as Exhibit D.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Fairness Opinion” has the meaning set forth in Section 3.19.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.11(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Intellectual Property” means any and all rights, title, and interest in or to intellectual or industrial property, throughout the world, including all U.S. and foreign: (a) patents, published or unpublished patent applications (and any patents that will be issued as a result of those patent applications), provisional patent applications and similar filings, invention disclosures, and industrial designs, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, extensions or counterparts and foreign equivalents thereof, (b) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, brand names, business names, slogans, pending applications therefor, and internet domain names, and other similar designations of source or indicia or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software, content, and other works of authorship, (d) Software, (e) rights of personality, privacy, and publicity, including to the extent in name, handle, nickname, number, image, likeness, voice, and other personal attributes and in social media usernames, accounts, and hashtags, and (f) trade secrets, confidential information and other proprietary rights or information including know-how, unpatented inventions, processes, models and methodologies, formulae, technology, technical or research data, customer or end-user lists, business plans, database rights, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (the foregoing items in clause (e), collectively “Trade Secrets”).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent’s Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Stock Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, and including Compulsory Copyleft Terms.

“Open Source Materials” means any software subject to an Open Source License.

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) recommending a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (d) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(f).

“Parent Benefit Plans” has the meaning set forth in Section 5.09(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Circular” has the meaning set forth in Section 3.17.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.13(c).

“Parent Employee Plans” has the meaning set forth in Section 4.20(a).

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent Financing” has the meaning set forth in Section 6.03(e).

“Parent IP” has the meaning set forth in Section 4.19(b).

“Parent IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iii) any outbreak or escalation of war or any act of terrorism, (iv) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (v) general conditions in the industry in which Parent and its Subsidiaries operate; (vi) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (vii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; or (ix) the identity of the Company and, other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or the performance of obligations under this Agreement, the execution of this Agreement, the public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including, to the extent resulting from the foregoing, any effect on any of Parent’s or any of its Subsidiaries’ relationships with their respective customers, suppliers or employees); provided further, however, that any Effect referred to in clauses (i), (ii), (iii), (iv), or (v) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Material Contract” has the meaning set forth in Section 4.23(a).

“Parent-Owned IP” means all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent Preferred Stock” has the meaning set forth in Section 4.02(a).

“Parent Registration Statement” has the meaning set forth in Section 3.17.

“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent Restricted Unit” means any restricted stock unit convertible into Parent Common Stock granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Securityholder Support Agreement” has the meaning set forth in the Recitals.

“Parent SEDAR Reports” has the meaning set forth in Section 4.04(b).

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stock Issuance.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Price” means the average of the VWAPs of Parent Common Stock on each of the twenty (20) consecutive Trading Days ending immediately prior to the Closing Date.

“Parent Stock Plans” means the Omnibus Equity Incentive Plan, as amended.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Parent Top Talents” has the meaning set forth in Section 4.17(a).

“Parent Top Vendors” has the meaning set forth in Section 4.25(a).

“Parent Voting Debt” has the meaning set forth in Section 4.02(c).

“Parent Warrant” means a warrant to purchase shares of Parent Common Stock.

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate accruals or reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate accruals or reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated in any material respect by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Primary PIPE” has the meaning set forth in Section 6.03(e).

“Representatives” has the meaning set forth in Section 5.04(a).

“Required Amount” is an amount equal to or greater than US$10 million dollars.

“Required Amount Reduction” has the meaning set forth in Section 6.03(e).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.03(c).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Supporting Company Stockholders” shall mean B. Riley Principal Investments, LLC, AEV ESPORTS LLC, Richard Bengston II, Thomas Alves de Oliveira, Daniel B. Shribman, Yousef Abdelfattah, CPH Phase II and CPH Phase III.

“Supporting Parent Stockholders” shall mean JCG 2016 Holdings, LP, Goff Family Investment, LP, Goff NextGen Holdings, LLC, Kevin Reid, GSQ Partners LLC, Stu Porter, Three Curve Capital.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means with respect to the Company or Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 20% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Talents” has the meaning set forth in Section 3.20(a).

“Trading Day” means any day on which Nasdaq is open for trading.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“VWAP” means, for any Trading Day, the volume-weighted average price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent), for such Trading Day.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	GameSquare Holdings, Inc. 6775 Cowboys Way, Suite 1335 Frisco, TX 75034 Attention: Justin Kenna, CEO Email: justin@gamesquare.com
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Baker Hostetler LLP 11601 Wilshire Boulevard | Suite 1400 Los Angeles, CA 90025-0509 Attention: Alan A. Lanis, Jr., Esq. Email: jrlanis@bakerlaw.com
If to the Company, to:

FaZe Holdings Inc.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

Attention: Christoph Pachler, COO and CFO

Kyron Johnson, Esq., General Counsel

Email: christoph.pachler@fazeclan.com

kyron.johnson@fazeclan.com

with a copy (which will not constitute notice to the Company) to:	Sullivan & Triggs, LLP 1230 Montana Avenue, Suite 201 Santa Monica, California 90403 Attention: D. Thomas Triggs, Esq. Email: ttriggs@sullivantriggs.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.06, and (c) the rights of the Indemnified Parties as set forth in Section 5.10 and this Section 8.09; provided, further, that each of the Company and Parent may enforce any applicable indemnity or payment or reimbursement obligation set forth in this Agreement on behalf of its Affiliates.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Section 7.01, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

FAZE HOLDINGS INC.

By:
Name:
Title:

PARENT:

GAMESQUARE HOLDINGS, INC.

By:
Name:	Justin Kenna
Title:	Chief Executive Officer

MERGER SUB:

GAMESQUARE MERGER SUB I, INC.

By:
Name:	Justin Kenna
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Company Securityholder Support Agreement

(see attached)

[Signature Page to Merger Agreement]

EXHIBIT A-1

Form of Parent Securityholder Support Agreement

(see attached)

EXHIBIT B

Form of Certificate of Incorporation of Surviving Corporation

(see attached)

EXHIBIT C

Form of Certificate of Merger

(see attached)

EXHIBIT D

Copies of Employment Agreements

(see attached)

EXHIBIT E

Form of Backstop Agreement

(see attached)

EXHIBIT F

Form of Loan Facility Agreement

(see attached)

Exhibit 10.1

Confidential

Irrevocable VOTING AND SUPPORT AGREEMENT

This Irrevocable Voting and Support Agreement, dated as of October 19, 2023 (this “Agreement”), is entered into by and among GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”), and the stockholder of FaZe Holdings Inc., a Delaware corporation (“FaZe”) signatory hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, FaZe, GameSquare and GameSquare Merger Sub I, a Delaware corporation and wholly-owned subsidiary of GameSquare (“Merger Sub”), are concurrently herewith entering into an Agreement for the Merger of Merger Sub and FaZe (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into FaZe, with FaZe continuing as the Surviving Company and a wholly owned subsidiary of GameSquare (the “Merger”);

WHEREAS, the Stockholder, as of the date hereof, holds or Beneficially Owns the Existing Shares; and

WHEREAS, as a condition and material inducement to GameSquare’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Stockholder has agreed to enter into this Agreement, pursuant to which the Stockholder is agreeing, among other things, to vote all of the Covered Shares in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b) “Covered Shares” means the Existing Shares, together with any FaZe Shares or other voting share capital of FaZe issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for FaZe Shares or other voting share capital of FaZe, and any other FaZe Shares or other voting share capital of FaZe (including FaZe Stock Options and FaZe Restricted Shares), in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise or vesting of any options, warrants, awards or other rights (including restricted stock)).

(c) “Existing Shares” means the FaZe Shares Beneficially Owned by the Stockholder as of the date hereof. The Stockholder represents and warrants that all of the Existing Shares are as set forth in Exhibit A hereto.

(d) “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.

(e) “FaZe Restricted Share” means any FaZe Share subject to vesting, repurchase, or other lapse of restrictions granted under any FaZe Stock Plan. The Stockholder represents and warrants that all of the FaZe Restricted Shares are as set forth in Exhibit A hereto.

(f) “FaZe Share” means a share of FaZe common stock, par value $0.0001 per share.

(g) “FaZe Stock Option” means any option to purchase FaZe Shares granted under any FaZe Stock Plan. The Stockholder represents and warrants that all of the FaZe Stock Options are as set forth in Exhibit A hereto.

(h) “FaZe Stock Plans” means the following plans, in each case as amended: the 2022 Omnibus Incentive Plan, the 2022 Employee Stock Purchase Plan and the Amended 2019 Equity Incentive Plan.

(i) “Transfer”, when used as a verb or a noun, means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.

ARTICLE II

VOTING; GRANT OF IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of FaZe stockholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of FaZe stockholders, such Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of FaZe stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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(ii) vote or consent (or cause to be voted or consented), in person or by proxy (including by voting card), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement, (2) any action, proposal, transaction or agreement that is submitted by FaZe for a vote of FaZe stockholders and would reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement, or (3) any proposal to adjourn or postpone to a later date any meeting of FaZe stockholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of FaZe stockholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1)  any other action involving FaZe or any Subsidiary of FaZe that is intended or would reasonably be expected to have the effect of preventing, impeding, interfering with, delaying, postponing or impairing the ability of GameSquare, FaZe or Merger Sub to consummate the Merger or any other transaction contemplated by the Merger Agreement, or (2) any action or agreement or contract that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled on or prior to the End Date. The Stockholder shall not enter into any agreement or contract with any party prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

Section 2.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, GAMESQUARE, THE EXECUTIVE OFFICERS OF GAMESQUARE, AND ANY OTHER DESIGNEE OF GAMESQUARE, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE EXPIRATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 2.1. THIS PROXY AND POWER OF ATTORNEY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF THE STOCKHOLDER UNDER THIS AGREEMENT. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE EXPIRATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY OR AS OTHERWISE REASONABLY REQUESTED BY GAMESQUARE TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER HEREBY REPRESENTING TO GAMESQUARE THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2.2 shall automatically expire upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to FaZe and GameSquare, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

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(b) Ownership. The Existing Shares are, and all Covered Shares from the date hereof through and on the Effective Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities laws). Other than the Covered Shares set forth on Exhibit A hereto, as of the date hereof such Stockholder does not Beneficially Own or own of record: (i) any securities of FaZe convertible into or exchangeable or exercisable for FaZe Shares or other voting securities or equity interests of FaZe, (ii) any warrants, calls, options or other rights to acquire from FaZe any FaZe Shares, voting securities, equity interests or securities convertible into or exchangeable or exercisable for FaZe Shares or voting securities of FaZe, or any stock appreciation rights, (iii) “phantom” stock rights, performance units or other rights to receive FaZe Shares (or cash or other economic benefit in respect thereof) on a deferred basis, or (iv) other rights that are linked to the value of FaZe Shares. As of the date hereof, such Stockholder’s Existing Shares constitute all of FaZe Shares Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Effective Time. Except with respect to the proxy granted in Section 2.2, each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable.

(c) No Violation. The execution, delivery and performance of this Agreement by such Stockholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of such Stockholder;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which such Stockholder is a party or by which it is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to, any Governmental Entity; or

(iv) violate or conflict with any Law applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound.

Except under the governing documents of FaZe, the Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other contract, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

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(d) Absence of Litigation. There is no legal proceeding pending or, to the knowledge of such Stockholder, threatened by, against, involving or affecting such Stockholder or the Covered Shares before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Reliance by GameSquare and Merger Sub. Such Stockholder understands and acknowledges that GameSquare and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties, covenants and agreements of such Stockholder contained herein and that the same are a material inducement thereto. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated by the Merger Agreement.

Section 3.2 Representations and Warranties of GameSquare. GameSquare hereby represents and warrants to the Stockholder, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. GameSquare has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by GameSquare of this Agreement, the performance by GameSquare of its obligations hereunder and the consummation by GameSquare of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of GameSquare and no other actions or proceedings on the part of GameSquare are necessary to authorize the execution and delivery by GameSquare of this Agreement, the performance by GameSquare of its obligations hereunder or the consummation by GameSquare of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GameSquare and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of GameSquare, enforceable against GameSquare in accordance with its terms.

(b) No Violation. The execution, delivery and performance of this Agreement by GameSquare does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of GameSquare;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which GameSquare is a party or by which GameSquare is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act); or

(iv) violate or conflict with any Law applicable to GameSquare or by which any of GameSquare’s assets or properties is bound.

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ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers; Other Actions. During the term of this Agreement, the Stockholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), (b) other than as set for in Section 2.1 hereof, grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares, (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement, or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clauses (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Stockholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding the foregoing, this Section 4.1 shall not prohibit a Transfer of the Covered Shares (or any Beneficial Ownership thereof) by the Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of the Stockholder’s immediate family; or (c) the Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes pursuant to will or the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to GameSquare, to be bound by all of the terms of this Agreement.

Section 4.2 Share Dividends, etc. In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into FaZe Shares), or any change in FaZe Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 Public Announcements. Except as required by Law (in which case the Stockholder shall use reasonable best efforts to allow GameSquare reasonable time to comment on such announcement and shall consider in good faith any comments provided by GameSquare), no public announcements by the Stockholder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. The Stockholder (a) to the extent such consent or authorization of Stockholder is required, consents to and authorizes the publication and disclosure by FaZe, GameSquare and their respective Affiliates of such Stockholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure (x) required by (in the opinion of GameSquare’s counsel) the SEC or any other Governmental Entity or the rules or regulations of any applicable securities exchange, and (y) requiring the inclusion of such information relating to the Stockholder, (b) agrees as promptly as practicable to give to FaZe and GameSquare any information that it may reasonably require for the preparation of any such announcement or disclosure documents and (c) agrees to promptly notify FaZe and GameSquare of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.

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Section 4.4 Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of GameSquare and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

Section 4.5 Acquisition of Covered Shares. The Stockholder agrees that any additional Covered Shares acquired by such Stockholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any FaZe Stock Options, vesting of any FaZe Restricted Shares or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. The Stockholder hereby agrees to notify GameSquare in writing as promptly as practicable (and in any event within 24 hours of receipt following such acquisition by such Stockholder) of the number of any additional Covered Shares or other securities of FaZe of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date, and (b) the Effective Time; provided, however, that the provisions of this Article V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

Section 5.3 Notices. All notices, consents and other communications hereunder shall be in writing and s and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3):

if to GameSquare, to:

GameSquare Holdings, Inc.

6775 Cowboys Way, Suite 1335

Frisco, TX 75034

Attention: Justin Kenna, CEO

Email: justin@gamesquare.com

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with a copy (which shall not constitute notice) to:

Baker Hostetler LLP

11601 Wilshire Boulevard | Suite 1400

Los Angeles, CA 90025-0509

Attention: Alan A. Lanis, Jr., Esq.

Email: jrlanis@bakerlaw.com

if to the Stockholder, to the address set forth on its signature page hereto.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.3, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.3 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.3. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 5.4 Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

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Section 5.5 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.6 Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.3 or in such other manner as may be permitted by Law, and nothing in this Section 5.7 shall affect the right of any party to serve legal process in any other manner permitted by Law; (ii) irrevocably and unconditionally submits, for itself and its property, exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware in any Legal Action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the courts provided in clause (ii) of this Section 5.7, (B) agrees that any claim in respect of any such Legal Action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party hereto irrevocably consents to the service of process in any Legal Action with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such legal proceeding and shall otherwise constitute effective and binding service in every respect.

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Section 5.8 Specific Performance. The Stockholder hereby acknowledges and agrees that GameSquare will suffer irreparable damage in the event that any of the obligations of the Stockholder in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Stockholder and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Stockholder agrees that GameSquare shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Stockholder’s obligations hereunder (without posting of bond or other security). The Stockholder agrees not to raise any objection or legal or equitable defense to the availability of any equitable remedy that GameSquare may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies GameSquare may have at law or in equity. In the event GameSquare seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, GameSquare shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.9 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5.11 shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in GameSquare any direct or indirect ownership or incidents of ownership of or with respect to the Covered Shares, except as it relates to the proxy granted in Section 2.1. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and GameSquare does not have authority to direct Stockholder in the voting of any of the Covered Shares except as otherwise provided herein and except with the power of attorney and grant of proxy set forth in Section 2.1.

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Section 5.13 Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder solely in his, her or its capacity as the record and/or Beneficial Owner of such Stockholder’s FaZe Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in his or her capacity as a director or officer of FaZe, including any action required to be taken solely in the discharge of his or her fiduciary duty as a director or officer of FaZe or that is otherwise permitted by, or done in compliance with, the Merger Agreement, in his or her capacity as a director or officer of FaZe. The taking of any action (or failure to act) by the Stockholder solely in his or her capacity as an officer or director of FaZe will not be deemed to constitute a breach of this Agreement; provided, however, that it is understood and agreed that, notwithstanding any contrary or conflicting obligations the Stockholder may have or be deemed to have as a director or officer of FaZe, such obligations are independent of those obligations of the Stockholder under this Agreement in his or her separate capacity as a stockholder of FaZe, and accordingly, the Stockholder shall not be relieved of any obligations to comply with this Agreement, including, without limitation, the obligations to vote as provided in Section 2.1 and take such further actions and to execute such other instruments as necessary or reasonably requested to effectuate the proxy granted under Section 2.2.

Section 5.14 Legal Counsel. The parties hereto each acknowledge that (a) Sullivan & Triggs, LLP, counsel for FaZe, is representing FaZe in connection with the Merger Agreement and the transactions contemplated thereby, (b) Sullivan & Triggs, LLP is not representing the Stockholder in connection with this Agreement, the Merger Agreement, the Merger, or the transactions contemplated hereby, thereby or otherwise, and (c) the Stockholder acknowledges that it has had the opportunity to consult with its own counsel with respect thereto.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

GAMESQUARE HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Irrevocable Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

STOCKHOLDER:

(Print Name of Individual or Entity Owning the Shares)

By:
Name:
Title:

Address for notices:

Attention:
Email:

with copies (which shall not constitute notice) to:

Attention:
Email:

[Signature Page to Irrevocable Voting and Support Agreement]

EXHIBIT A

EXISTING SHARES

Common Stock:
(Number)

Restricted Stock Units:
(Number)

Options:
	(Underlying security)	(Number of underlying securities)

Warrants:
	(Underlying security)	(Number of underlying securities)

A-1

Exhibit 10.2

Irrevocable VOTING AND SUPPORT AGREEMENT

This Irrevocable Voting and Support Agreement, dated as of October 19, 2023 (this “Agreement”), is entered into by and among FaZe Holdings Inc., a Delaware corporation (“FaZe”), and the stockholder of GameSquare Holdings, Inc., a British Columbia corporation (“GameSquare”) signatory hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, FaZe, GameSquare and GameSquare Merger Sub I, a Delaware corporation and wholly-owned subsidiary of GameSquare (“Merger Sub”), are concurrently herewith entering into an Agreement for the Merger of Merger Sub and FaZe (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into FaZe, with FaZe continuing as the Surviving Company and a wholly owned subsidiary of GameSquare (the “Merger”);

WHEREAS, (i) in consideration in connection with the Merger, GameSquare has agreed to issue 0.13091 GameSquare Shares (as defined below) for each outstanding share of FaZe common stock and (ii) the issuance of GameSquare Shares in connection with a $10 million private placement in public securities (collectively, clauses (i) and (ii), the “GameSquare Stock Issuance”);

WHEREAS, the Stockholder, as of the date hereof, holds or Beneficially Owns the Existing Shares; and

WHEREAS, as a condition and material inducement to FaZe’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Stockholder has agreed to enter into this Agreement, pursuant to which the Stockholder is agreeing, among other things, to vote all of the Covered Shares in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b) “Covered Shares” means the Existing Shares, together with any GameSquare Shares or other voting share capital of GameSquare issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for GameSquare Shares or other voting share capital of GameSquare, and any other GameSquare Shares or other voting share capital of GameSquare (including GameSquare Stock Options and GameSquare Restricted Shares), in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise or vesting of any options, warrants, awards or other rights (including restricted stock)).

(c) “Existing Shares” means the GameSquare Shares Beneficially Owned by the Stockholder as of the date hereof.

(d) “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.

(e) “GameSquare Restricted Share” means any GameSquare Share subject to vesting, repurchase, or other lapse of restrictions granted under any GameSquare Stock Plan.

(f) “GameSquare Share” means a share of GameSquare common stock, no par value per share.

(g) “GameSquare Stock Option” means any option to purchase GameSquare Shares granted under any GameSquare Stock Plan.

(h) “GameSquare Stock Plans” means the Omnibus Equity Incentive Plan, as amended.

(i) “Transfer”, when used as a verb or a noun, means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.

ARTICLE II

VOTING; GRANT OF IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of GameSquare stockholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of GameSquare stockholders, such Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of GameSquare stockholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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(ii) vote or consent (or cause to be voted or consented), in person or by proxy (including by voting card), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement, (2) the approval of the GameSquare Stock Issuance; (3) any action, proposal, transaction or agreement that is submitted by GameSquare for a vote of GameSquare stockholders and would reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement, or (4) any proposal to adjourn or postpone to a later date any meeting of GameSquare stockholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of GameSquare stockholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1)  any other action involving GameSquare or any Subsidiary of GameSquare that is intended or would reasonably be expected to have the effect of preventing, impeding, interfering with, delaying, postponing or impairing the ability of GameSquare, FaZe or Merger Sub to consummate the Merger, the GameSquare Stock Issuance or any other transaction contemplated by the Merger Agreement, or (2) any action or agreement or contract that would reasonably be expected to result in any condition to the consummation of the Merger or the GameSquare Stock Issuance set forth in the Merger Agreement not being fulfilled on or prior to the End Date. The Stockholder shall not enter into any agreement or contract with any party prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

Section 2.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, FAZE, THE EXECUTIVE OFFICERS OF FAZE, AND ANY OTHER DESIGNEE OF FAZE, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE EXPIRATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 2.1. THIS PROXY AND POWER OF ATTORNEY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF THE STOCKHOLDER UNDER THIS AGREEMENT. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE EXPIRATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY OR AS OTHERWISE REASONABLY REQUESTED BY FAZE TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER HEREBY REPRESENTING TO FAZE THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b) The proxy granted in this Section 2.2 shall automatically expire upon the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to GameSquare, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

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(b) Ownership. The Existing Shares are, and all Covered Shares from the date hereof through and on the Effective Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities laws). Other than the Existing Shares set forth on Exhibit A hereto, as of the date hereof such Stockholder does not Beneficially Own or own of record: (i) any securities of GameSquare convertible into or exchangeable or exercisable for GameSquare Shares or other voting securities or equity interests of GameSquare, (ii) any warrants, calls, options or other rights to acquire from GameSquare any GameSquare Shares, voting securities, equity interests or securities convertible into or exchangeable or exercisable for GameSquare Shares or voting securities of GameSquare, or any stock appreciation rights, (iii) “phantom” stock rights, performance units or other rights to receive GameSquare Shares (or cash or other economic benefit in respect thereof) on a deferred basis, or (iv) other rights that are linked to the value of GameSquare Shares. As of the date hereof, such Stockholder’s Existing Shares constitute all of GameSquare Shares Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Effective Time. Except with respect to the proxy granted in Section 2.2, each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable.

(c) No Violation. The execution, delivery and performance of this Agreement by such Stockholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of such Stockholder;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which such Stockholder is a party or by which it is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to, any Governmental Entity; or

(iv) violate or conflict with any Law applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound.

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Except under the governing documents of GameSquare, the Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other contract, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

(d) Absence of Litigation. There is no legal proceeding pending or, to the knowledge of such Stockholder, threatened by, against, involving or affecting such Stockholder or the Covered Shares before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Reliance by FaZe and Merger Sub. Such Stockholder understands and acknowledges that FaZe and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties, covenants and agreements of such Stockholder contained herein and that the same are a material inducement thereto. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger, the GameSquare Stock Issuance and the other transactions contemplated by the Merger Agreement.

Section 3.2 Representations and Warranties of FaZe. FaZe hereby represents and warrants to the Stockholder, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a) Authorization. FaZe has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by FaZe of this Agreement, the performance by FaZe of its obligations hereunder and the consummation by FaZe of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of FaZe and no other actions or proceedings on the part of FaZe are necessary to authorize the execution and delivery by FaZe of this Agreement, the performance by FaZe of its obligations hereunder or the consummation by FaZe of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FaZe and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of FaZe, enforceable against FaZe in accordance with its terms.

(b) No Violation. The execution, delivery and performance of this Agreement by FaZe does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i) violate, conflict with or result in the breach of any provision of the governing documents of FaZe;

(ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which FaZe is a party or by which FaZe is bound;

(iii) require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act); or

(iv) violate or conflict with any Law applicable to FaZe or by which any of FaZe’s assets or properties is bound.

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ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers; Other Actions. During the term of this Agreement, the Stockholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), (b) other than as set for in Section 2.1 hereof, grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares, (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement, or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clauses (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Stockholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Notwithstanding the foregoing, this Section 4.1 shall not prohibit a Transfer of the Covered Shares (or any Beneficial Ownership thereof) by the Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of the Stockholder’s immediate family; or (c) the Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes pursuant to will or the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FaZe, to be bound by all of the terms of this Agreement.

Section 4.2 Share Dividends, etc. In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into GameSquare Shares), or any change in GameSquare Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3 Public Announcements. Except as required by Law (in which case the Stockholder shall use reasonable best efforts to allow FaZe reasonable time to comment on such announcement and shall consider in good faith any comments provided by FaZe), no public announcements by the Stockholder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. The Stockholder (a) to the extent such consent or authorization of Stockholder is required, consents to and authorizes the publication and disclosure by FaZe, GameSquare and their respective Affiliates of such Stockholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure (x) required by (in the opinion of FaZe’s counsel) the SEC or any other Governmental Entity or the rules or regulations of any applicable securities exchange, and (y) requiring the inclusion of such information relating to the Stockholder, (b) agrees as promptly as practicable to give to FaZe and GameSquare any information that it may reasonably require for the preparation of any such announcement or disclosure documents and (c) agrees to promptly notify FaZe and GameSquare of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.

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Section 4.4 Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of FaZe and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

Section 4.5 Acquisition of Covered Shares. The Stockholder agrees that any additional Covered Shares acquired by such Stockholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any GameSquare Stock Options, vesting of any GameSquare Restricted Shares or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof. The Stockholder hereby agrees to notify FaZe in writing as promptly as practicable (and in any event within 24 hours of receipt following such acquisition by such Stockholder) of the number of any additional Covered Shares or other securities of GameSquare of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date, and (b) the Effective Time; provided, however, that the provisions of this Article V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (i) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (ii) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger and/or the GameSquare Stock Issuance is consummated.

Section 5.3 Notices. All notices, consents and other communications hereunder shall be in writing and s and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3):

if to FaZe, to:

FaZe Holdings Inc.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

Attention: Christoph Pachler, COO and CFO, and Kyron Johnson, Esq., General Counsel

Email: christoph.pachler@fazeclan.com and kyron.johnson@fazeclan.com

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with a copy (which shall not constitute notice) to:

Sullivan & Triggs, LLP

1230 Montana Avenue, Suite 201

Santa Monica, California 90403

Attention: D. Thomas Triggs, Esq.

Email: ttriggs@sullivantriggs.com

if to the Stockholder, to the address set forth on its signature page hereto.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.3, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.3 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.3. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 5.4 Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 5.5 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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Section 5.6 Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.7 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.3 or in such other manner as may be permitted by Law, and nothing in this Section 5.7 shall affect the right of any party to serve legal process in any other manner permitted by Law; (ii) irrevocably and unconditionally submits, for itself and its property, exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware in any Legal Action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the courts provided in clause (ii) of this Section 5.7, (B) agrees that any claim in respect of any such Legal Action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party hereto irrevocably consents to the service of process in any Legal Action with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such legal proceeding and shall otherwise constitute effective and binding service in every respect.

Section 5.8 Specific Performance. The Stockholder hereby acknowledges and agrees that FaZe will suffer irreparable damage in the event that any of the obligations of the Stockholder in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Stockholder and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Stockholder agrees that FaZe shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Stockholder’s obligations hereunder (without posting of bond or other security). The Stockholder agrees not to raise any objection or legal or equitable defense to the availability of any equitable remedy that FaZe may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies FaZe may have at law or in equity. In the event FaZe seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, FaZe shall not be required to provide any bond or other security in connection with any such order or injunction.

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Section 5.9 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.11 Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 5.11 shall be null and void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in FaZe any direct or indirect ownership or incidents of ownership of or with respect to the Covered Shares, except as it relates to the proxy granted in Section 2.1. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and FaZe does not have authority to direct Stockholder in the voting of any of the Covered Shares except as otherwise provided herein and except with the power of attorney and grant of proxy set forth in Section 2.1.

Section 5.13 Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder solely in his, her or its capacity as the record and/or Beneficial Owner of such Stockholder’s GameSquare Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in his or her capacity as a director or officer of GameSquare, including any action required to be taken solely in the discharge of his or her fiduciary duty as a director or officer of GameSquare or that is otherwise permitted by, or done in compliance with, the Merger Agreement, in his or her capacity as a director or officer of GameSquare. The taking of any action (or failure to act) by the Stockholder solely in his or her capacity as an officer or director of GameSquare will not be deemed to constitute a breach of this Agreement; provided, however, that it is understood and agreed that, notwithstanding any contrary or conflicting obligations the Stockholder may have or be deemed to have as a director or officer of GameSquare, such obligations are independent of those obligations of the Stockholder under this Agreement in his or her separate capacity as a stockholder of GameSquare, and accordingly, the Stockholder shall not be relieved of any obligations to comply with this Agreement, including, without limitation, the obligations to vote as provided in Section 2.1 and take such further actions and to execute such other instruments as necessary or reasonably requested to effectuate the proxy granted under Section 2.2.

Section 5.14 Legal Counsel. The parties hereto each acknowledge that (a) Baker Hostetler LLP, LLP, U.S. counsel for GameSquare, is representing GameSquare in connection with the Merger Agreement and the transactions contemplated thereby, (b) Baker Hostetler LLP is not representing the Stockholder in connection with this Agreement, the Merger Agreement, the Merger, the GameSquare Stock Issuance or the transactions contemplated hereby, thereby or otherwise, and (c) the Stockholder acknowledges that it has had the opportunity to consult with its own counsel with respect thereto.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

FAZE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Irrevocable Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Irrevocable Voting and Support Agreement as of the date first written above.

STOCKHOLDER:

By:
Name:
Title:

Contact information for notices:

Attention:
Email:

[Signature Page to Irrevocable Voting and Support Agreement]

EXHIBIT A

EXISTING SHARES

Common Stock:
(Number)

Restricted Stock Units:
(Number)

Options:
	(Underlying security)	(Number of underlying securities)

Exhibit 10.3

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”), dated as of October 19, 2023, is made by and among GameSquare Holdings, Inc., a British Columbia corporation (the “Company”) and Goff & Jones Lending Co, LLC, a Delaware limited liability company (the “Investor”.

RECITALS

WHEREAS, in furtherance of discussions between the Company and the board of directors of FaZe Holdings Inc. (“Target”) regarding a business combination between the Company and Target (the “Business Combination”) to be consummated on the terms and subject to the conditions set forth in the Agreement and Plan of Merger by and among the Company, GameSquare Merger Sub I, Inc. and Target, dated as of October 19, 2023 (the “Merger Agreement”), the Investor wishes to confirm committed financing to the Company;

WHEREAS, subject to and conditional on the closing of the Business Combination pursuant to the Merger Agreement, in order to backstop the contemplated PIPE financing to be consummated at or around the time of the closing of the Business Combination (the “PIPE Financing”) and in furtherance of the satisfaction of the conditions to closing in the Merger Agreement, the Investor wishes to confirm that the PIPE Financing will be completed with funds invested of no less than ten million dollars ($10,000,000) in the aggregate (the “Committed Financing Amount”) and in furtherance thereof, to commit to backstop the Committed Financing Amount by agreeing pursuant to this Agreement to purchase shares of the common stock (the “Common Stock”) of the Company (as the combined public company surviving the merger with Target), to the extent necessary pursuant to the terms of this Agreement;

WHEREAS, in consideration of the commitment of the Investor pursuant to this Agreement, the Company hereby covenants and agrees that the Investor will be entitled to invest no less than the Committed Financing Amount less any funds invested in the PIPE Financing by other investors in the PIPE on reasonable market terms (including, type of security and pricing) no less favorable than any terms offered to any other PIPE investor (each, a “Co-Investor”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

FINANCING COMMITMENT

1. Backstop Notice. The Company shall reduce all of the proposed terms (including, without limitation, the number and description of any new securities proposed to be issued and the proposed purchase price per share) of the PIPE Financing extended to any Co-Investor to writing and shall promptly notify the Investor of all such terms in advance of the Board Approvals (as defined below) (each such notice, a “Backstop Notice”). If multiple Backstop Notices are delivered to the Investor that describe alternative market terms, then the Investor shall have the right to elect which set of agreed upon terms presented in any one Backstop Notice it wishes to invest under for the PIPE Financing.

2. Investor Financing Commitment. Subject to and conditional on the consummation of the Business Combination pursuant to the Merger Agreement, the Investor hereby covenants and agrees that to the extent necessary to close the PIPE Financing concurrently with the consummation of the Business Combination in accordance with the terms set forth in Section 6.03(e) of the Merger Agreement with no less than the Committed Financing Amount invested in the Company, the Investor shall invest concurrently with the consummation of the Business Combination in the aggregate an amount equal to the Committed Financing Amount less the amount of any funds invested in the PIPE Financing by Co-Investors by purchasing such number of shares of Common Stock (and/or other securities offered to any Co-Investor pursuant to any Backstop Notice that the Investor elects pursuant to Section 1) in the PIPE Financing that represents the quotient of (x) the Committed Financing Amount less any funds invested in the PIPE Financing by Co-Investors divided by (y) the lowest per share purchase price for shares of Common Stock and/or other securities (and taking into account all other alternative terms) offered to any Co-Investor in the PIPE Financing in accordance with any Backstop Notice as set forth in Section 1 (the “Per Share Price”). In the event that there are no Co-Investors participating in the PIPE Financing, and accordingly, the full Committed Financing Amount remains unfilled, then, subject to obtaining the Board Approvals as set forth in Section 3 below, the “Per Share Price” shall be a per share price determined by the Company and the Investor following independent, arms’ length negotiations based on reasonable market terms for investments similar to the PIPE Financing.

3. Company Obligations. The Company hereby covenants and agrees that in any PIPE Financing to be completed in furtherance of the Business Combination, the Investor shall, subject to compliance with applicable laws, including any exchange requirements: (i) be, subject to the Investor’s payment of the purchase price required hereunder, issued such number of shares of Common Stock and/or other securities (and taking into account all other alternative terms) equal to (x) the Committed Financing Amount less any funds invested by the Co-Investors divided by (y) the Per Share Price and (ii) receive reasonable market terms for its investment no less favorable than the reasonable market terms received by any other Co-Investor in the PIPE Financing; provided, that such reasonable market terms have been mutually agreed upon and approved by the respective Board of Directors of each of the Company and the Target (the “Board Approvals”). The Company covenants and agrees that it shall not offer any investors in the PIPE Financing any securities (including without limitation convertible debt securities) senior to the Common Stock without first offering the Investor the right to purchase such securities to be issued in the PIPE Financing on the same or better terms as the terms offered to other investors, in an amount up to the Committed Financing Amount in the aggregate.

4. Acknowledgement. The parties hereto acknowledge and agree that the Business Combination and the PIPE Financing may not be completed on the terms contemplated by the Merger Agreement or at all, and that the Company has no obligation pursuant to this Agreement to consummate the Business Combination or the PIPE Financing. The parties hereto further acknowledge and agree that this Agreement shall be of no further force or effect upon the earlier to occur of the failure of the Company and Target (or any of their respective affiliates) to consummate the Business Combination by the End Date (as defined in the Merger Agreement).

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5. Investor Conditions. The obligations of the Investor pursuant to paragraph 1 of this Article I shall be subject to the satisfaction, or valid waiver by the Investor, of the condition that: (a) no Material Adverse Change (as defined below in Section 11 of Article IV) shall have occurred; (b) all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the consummation of the Business Combination (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and (c) the Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it.

ARTICLE II

ADDITIONAL AGREEMENTS OF THE INVESTOR

1. Subscription Agreement. The Investor acknowledges and agrees that the investment of up to the Committed Financing Amount shall be completed pursuant to a subscription agreement in customary form, and that the Investor shall be required to make such representations, warranties and covenants as are customary for the consummation of a private placement investment in the equity securities of a public company. The purchase price for shares of Common Stock to be acquired by the Investor, as set forth in any such Subscription Agreement, shall be based on the Per Share Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof and as of the consummation of the Business Combination to the Investor as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the province of British Columbia, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate power and have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Investor, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy law, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company or (ii) other than the approvals of the applicable exchange, require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement. The Company has full right and power to enter into this Agreement.

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2. Representations and Warranties of the Investor. The Investor represents and warrants as of the date hereof to the Company as follows:

(a) The Investor is duly organized, validly existing and in good standing under the laws of its state of formation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Investor’s limited liability company powers and have been duly authorized by all necessary actions on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Investor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Investor of its obligations under this Agreement. The Investor has full right and power to enter into this Agreement.

(c) The Investor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act, and no such person or any of their affiliates have experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act. The Investor is not a resident of Canada.

(d) The Investor understands that any shares of Common Stock that may be issued to the Investor in the PIPE Financing will be offered in a transaction not involving any public offering within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and under a prospectus exemption under applicable Canadian securities laws. The Investor understands that such Common Stock may not be offered, resold, transferred, pledged or otherwise disposed absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act, and in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Common Stock issued to the Investor in the PIPE Financing shall contain a restrictive legend to such effect.

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(e) In making its decision to execute this Agreement and invest in the PIPE Financing (subject to and conditional on the consummation of the Business Combination), the Investor has relied solely upon independent investigation made by the Investor and the Company’s representations, warranties and covenants contained herein. The Investor has not relied on any other statements or other information provided by anyone other than the Company concerning the Company, Target, the Business Combination or the PIPE Financing. The Investor acknowledges and agrees that it has received and has had an adequate opportunity to review such financial and other information as it deems necessary in order to make an investment decision with respect to the commitment made pursuant to this Agreement and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to its commitment hereunder. The Investor represents and agrees that the Investor and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor has deemed necessary to make an investment decision with respect to the commitment made pursuant to this Agreement. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the Company’s filings with the Securities and Exchange Commission.

(f) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.

ARTICLE IV

MISCELLANEOUS

1. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect (i) upon the date that is immediately following an applicable End Date (as defined in the Merger Agreement), following written notice from the Investor or the Company electing to terminate the Agreement, or (ii) if a Material Adverse Change has occurred, upon written notice from the Investor electing to terminate the Agreement. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby.

2. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction, in any state or federal court within the State of Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in this paragraph or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

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3. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

4. No Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto.

5. Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages are not an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief without the need of showing proof of actual damages, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

6. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

7. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; and (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this paragraph 8):

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If to the Company:

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco TX, 75034

in each case, with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

11601 Wilshire Blvd., Ste. 1400

Los Angeles, CA 90025

Attention: JR Lanis

Email: jrlanis@bakerlaw.com

If to the Investor:

Goff & Jones Lending Co, LLC

One Cowboys Way

Frisco, TX 75034

9. Confidentiality. The existence and terms of this Agreement shall not be disclosed by any party without the prior written consent of the other parties hereto; provided that the Company may disclose the existence and terms of this Agreement to the extent required by applicable securities laws or stock exchange requirements.

10. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission or DocuSign), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

12. Material Adverse Change. In the event of (i) any material adverse change to the business, financials, operations or prospects of the Company or Target or (ii) the occurrence of any event that has a material adverse effect on the ability of the Company to consummate the Business Combination (a “Material Adverse Change”), the Company shall notify the Investor in writing within two (2) business days of the occurrence thereof. For greater certainty, the public announcement, pendency or completion of the Business Combination or the PIPE Financing shall not constitute a “Material Adverse Change”. No failure by the Company to give notice hereunder shall in any way determine that a Material Adverse Change has not occurred or affect in any way the right of any Investor to terminate this Agreement upon the occurrence of a Material Adverse Change in accordance with paragraph 1 of this Article IV.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Backstop Agreement as of the date first written above.

THE COMPANY:

GameSquare Holdings, Inc.

By:
Name:
Title:

THE INVESTOR:

Goff & Jones Lending Co, LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Backstop Agreement]

Exhibit 99.1

GAMESQUARE TO ACQUIRE ONE OF THE BIGGEST NAMES IN GAMING,

FAZE CLAN

EXPANDS SCALE AND CAPABILITIES TO CREATE A LEADING CONTENT, MEDIA, AND ENTERTAINMENT COMPANY FOCUSED ON GAMING, ESPORTS AND YOUTH CULTURE

●	Returns FaZe Clan’s founders to lead the FaZe brand and reestablish authenticity

●	Establishes the largest audience in gaming with over 1 billion social followers

●	Significant cost saving opportunity of over $18 million on a run-rate basis

●	Combined company to manage a robust portfolio of brand partnerships, including Porsche, Jack In The Box, Xfinity, Miller Lite, H-E-B, GHOST and more

●	Transaction expected to close in the fourth quarter of 2023

Frisco, TX and Los Angeles, CA (October 20, 2023) — GameSquare Holdings, Inc. (“GameSquare”) (NASDAQ: GAME); (TSXV: GAME) and FaZe Holdings Inc. (“FaZe Clan”) (NASDAQ: FAZE) announce that the two companies have entered into a definitive agreement pursuant to which GameSquare will acquire FaZe Clan in an arm’s length all-stock transaction.

The acquisition brings together two complementary businesses to create one of the world’s leading content, media and entertainment companies focused on gaming, esports, and youth culture. The combined company will be powered by a progressive end-to-end platform of leading media and agency organizations, gaming and esport teams, creative services, and technology capabilities. Combined, FaZe Clan and GameSquare generated annual revenue of approximately $138 million and achieved a 26.3% gross margin in 2022. Management expects to realize over $18 million in run-rate cost savings from the FaZe Clan acquisition, supported by reduced duplicate corporate costs and other cost savings. The combined company plans to give guidance once the transaction is closed.

“The gaming community represents one of the largest and most engaged segments of the attention economy,” stated Justin Kenna, CEO of GameSquare. “The acquisition of one of the biggest names in gaming serves as a perfect illustration of how we have built a powerful infrastructure with expansive scale that we can use to leverage the full spectrum of resources within the GameSquare ecosystem. We are also thrilled to welcome back the founders of FaZe Clan and their fans, one of the most deeply engaged communities born on the internet.”

“I’m confident that with Tommy, Apex and me back in charge of the brand, FaZe Clan will get back to where it was in its peak years,” stated Richard “FaZe Banks” Bengtson, who will take on the CEO role of FaZe Clan after the transaction closes. “We grew up on the internet and understand this brand better than anyone ever could. We are grateful to have found a partner in GameSquare who sees that value in us and can help execute our vision. We’re going to produce first, talk later.”

“Joining forces with GameSquare creates greater scale and exciting opportunities in the emerging market for gaming and youth culture,” stated Christoph Pachler, Interim CEO of FaZe Clan. “The strength of the FaZe brand and GameSquare’s infrastructure are a powerful combination that will enable FaZe shareholders to benefit from the combined company’s long-term value creation potential.”

Significant Strategic Combination and Financial Rationale

The combination with FaZe Clan continues GameSquare’s strategy of acquiring leading companies focused on esports, gaming, and youth culture to increase capabilities, grow scale, unlock cost savings, empower fans and creators, and drive value for shareholders.

The combination of FaZe Clan and GameSquare:

Returns FaZe Clan’s founders to lead the brand and reestablish authenticity

●	Richard “FaZe Banks” Bengtson to be CEO of FaZe Clan, which will operate as a wholly owned subsidiary and independent division of GameSquare

●	Thomas “FaZe Temperrr” Oliveira to be President of FaZe Clan

●	Yousef “FaZe Apex” Abdelfattah to be COO of FaZe Clan

●	Founders are focused on refreshing the FaZe Clan brand, re-engaging with its core fanbase and empowering individual FaZe Clan creators and their communities

Establishes leading platform connected to esports, gaming and youth culture

●	Creates the top creator network in gaming and esports with over 250 million hours of content watched in 2022 across both companies’ talent networks

●	Talent network includes leading gaming, sports, and entertainment personalities such as Ninja, TimTheTatman, Max Holloway, Trevon Diggs, FaZe Banks, FaZe Temperrr, FaZe Apex, FaZe Nickmercs, FaZe Rug, FaZe Swagg and more.

●	Combines hyper-engaged global fanbases with over 1 billion combined social followers, with a core focus on 13 – 34 -year-old audiences

Leverages GameSquare’s progressive, end-to-end platform to connect global brands with hard-to-reach audiences

●	Powerful infrastructure supported by award-winning media and agency assets, influential gaming and esports teams, leading creative services, and best-in-class, SaaS based technology assets

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●	Unites powerful portfolio of brand partners including Porsche, Nike, Jack in the Box, Xfinity, Miller Lite, H-E-B, and GHOST

●	Combination with FaZe Clan enhances GameSquare’s growth potential by increasing brand opportunities across GameSquare’s product offerings

Enhances scale and unlocks significant cost saving opportunities

●	Management expects to realize over $18 million in run-rate cost savings, supported by reduced corporate costs and focus on driving efficiencies across the organization

Transaction Details

The respective Boards of Directors of GameSquare and FaZe Clan have unanimously approved the transaction. The transaction is currently anticipated to close in the fourth quarter of 2023, subject to approval by the FaZe Clan and GameSquare shareholders, the closing of the private placement described below, as well as the receipt of required regulatory approvals, and other customary closing conditions.

On October 19, 2023, GameSquare, GameSquare Merger Sub I, Inc., a wholly owned subsidiary of GameSquare (“Merger Sub”) and FaZe Clan, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into FaZe Clan, with FaZe Clan surviving the merger, such that following the merger, the surviving entity will continue as a wholly owned subsidiary of GameSquare (the “Merger”). In accordance with the applicable provisions of the Delaware General Corporation Law, the separate corporate existence of Merger Sub will then cease.

At the effective time of the Merger and subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of FaZe Clan common stock, will be converted into the right to receive 0.13091 shares of GameSquare’s common stock (the “Exchange Ratio”), subject to the treatment of fractional shares in accordance with the Merger Agreement (the “Merger Consideration”). The shares issued as Merger Consideration will be registered on a registration statement on Form F-4. At the effective time of the Merger and subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of restricted common stock granted under any FaZe Clan stock plan, whether vested or unvested, will be converted into GameSquare restricted common stock, and each outstanding option and warrant issued by FaZe Clan, whether or not vested or exercisable, will be converted into, respectively, a GameSquare option or warrant, in each case as adjusted by the Exchange Ratio. As of July 31, 2023, FaZe Clan has 76,329,689 issued and outstanding shares of common stock, and 11,536,121 shares reserved for issuance pursuant to FaZe Clan’s outstanding stock options.

The Merger Agreement contains customary representations, warranties and covenants. In addition, this transaction has been entered into in the ordinary course of business and will not constitute a non-arm’s length transaction or a related party transaction pursuant to the policies of the TSX Venture Exchange and applicable securities laws.

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The Merger Agreement may be terminated under certain circumstances, including but not limited to, by either GameSquare or FaZe Clan if the Merger has not been consummated on or before December 31, 2023 , if a final and non-appealable order is entered permanently restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement, if FaZe Clan’s or GameSquare’s stockholder approval has not been obtained at the respective stockholder meetings to be called to consider the Merger, and related transactions, or upon a material uncured breach of the respective obligations, covenants or agreements by the other party that would cause the closing conditions in the Merger Agreement not to be satisfied.

Neither FaZe nor GameSquare has incurred any broker/finder fees in connection with the Merger Agreement.

The Merger Agreement provides that the parties will take such action as necessary to cause nine directors to be appointed to GameSquare’s Board of Directors effective as of the effective time of the Merger, with six to be designated by GameSquare, two to be designated by FaZe Clan and one to be mutually agreed by GameSquare and FaZe Clan.

Upon completion of the transaction, current GameSquare shareholders will own approximately 55% of the combined company, while current FaZe Clan shareholders will own approximately 45%.

In support of the Merger Agreement, GameSquare has secured a $10 million commitment from Goff & Jones Lending Co, LLC, to purchase shares of GameSquare’s common stock to the extent necessary to complete the GameSquare private placement as described below, pursuant to the terms of that certain Backstop Agreement dated concurrently with the Merger Agreement (the “Backstop Obligation”).

Financing Condition to Closing

In addition, in connection with the Merger, GameSquare is to complete (i) a private placement in public equity with certain accredited institutional investors to raise $10,000,000 through the sale of GameSquare common stock, subject to reduction based on applicable stock exchange rules, which financing is supported by the Backstop Obligation; and (ii) GameSquare shall have entered into an asset-based loan facility agreement with SLR Digital Finance LLC, as lender, having a three (3) year term and providing for maximum aggregate borrowings thereunder at any one time of not less than $10,000,000.

Advisors

Oak Hills Securities, Inc. served as GameSquare’s exclusive financial advisor and BakerHostetler is its legal advisor. FaZe Clan’s legal advisor is Sullivan & Triggs, LLP. Current Capital Securities LLC rendered a fairness opinion to the Board of Directors of FaZe Clan in connection with the transaction.

Corporate Contact

Lou Schwartz, President

Phone: (216) 464-6400

Email: ir@gamesquare.com

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Investor Relations

Andrew Berger

Phone: (216) 464-6400

Email: IR@gamesquare.com

Media Relations

Chelsey Northern / The Untold

Phone: (254) 855-4028

Email: pr@gamesquare.com

About GameSquare Holdings, Inc.

GameSquare Holdings, Inc. (NASDAQ: GAME | TSXV: GAME) is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Cut+Sew (Zoned), a gaming and lifestyle marketing agency, USA, Code Red Esports Ltd., a UK based esports talent agency, Complexity Gaming, a leading esports organization, Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform. For more information visit www.gamesquare.com.

About FaZe Holdings, Inc.

FaZe Holdings Inc. (Nasdaq: FAZE) (“FaZe Clan”) is one of the most prominent and influential gaming organizations in the world. Created by gamers, for gamers, FaZe began in 2010 by a group of internet kids who turned their passion into a successful career path and formed a die-hard community along the way. Today, FaZe Clan represents a vast roster of creators who aim to inspire the next generation in making their dreams a reality.

FaZe Clan operates across multiple verticals designed to reimagine gaming, sports, culture and entertainment. FaZe has partnered with blue-chip brands such as Porsche, GHOST, DraftKings and McDonald’s, and record-breaking fashion and lifestyle collaborations featuring Nike, Takashi Murakami, Lyrical Lemonade, NFL, Champion and more – all centered around its top-tier talent collective with gaming rooted at the core. Reaching over 500 million followers across social platforms globally, FaZe Clan’s roster consists of world-class gamers, streamers, content creators and esports professionals known for delivering disruptive, original content. Its gaming division houses 10+ competitive esports teams with titles including Call of Duty, Counter-Strike, Halo, FIFA and more. With a combined total of over 40 world championships to date, FaZe has brought home dozens of trophies with historic wins like the 2022 CS:GO PGL Antwerp Major, 2021 Call of Duty League Championship and 2023 CS:GO Intel Grand Slam.

The content of any website referenced or hyperlinked in this communication is neither incorporated into, nor part of, this communication. For more information, visit www.fazeclan.com, investor.fazeclan.com and follow FaZe Clan on Twitter, Instagram, YouTube, TikTok, and Twitch.

For the Quarter ended June 30, 2023 (unaudited)

●	Total Assets $43,688,000

●	Total Liabilities $15,659,000

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For the Year Ended December 31, 2022

●	Revenues $70,021,000

●	Net Profit (losses) ($168,534,000)*

●	Adjusted EBITDA ($33,560,000)

*$115	million of 2022 loss were non-operational one time transaction costs

Important Additional Information and Where to Find It

In connection with the Merger, the parties intend to file relevant materials with the SEC, including a registration statement, that will contain a prospectus and a proxy statement. The parties will mail the proxy statement/prospectus to their respective shareholders, and the securities may not be sold or exchanged until the registration statement becomes effective. Before making any investment decision, investors and shareholders of GameSquare and FaZe Clan are urged to carefully read the entire registration statement, proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to those documents, because they will contain important information about the Merger. Copies of the registration statement, the proxy statement/prospectus (as amended and supplemented from time to time) and other relevant documents may be obtained free of charge, from the SEC’s website at www.sec.gov. You may also obtain copies of documents filed by GameSquare on the System for Electronic Document Analysis and Retrieval at www.sedar.com. You may also obtain copies of documents filed by FaZe Clan with the SEC from FaZe Clan’s website at investors.fazeclan.com and copies of certain documents filed by GameSquare with the SEC and SEDAR from GameSquare’s website at investors.gamesquare.com.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this press release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “expects”, “plans”, “projects”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and accordingly are forward-looking statements. In this press release, forward-looking statements relate, among other things, to: the anticipated timing for closing the transaction, the combined entity’s future performance and revenue; continued growth and profitability of the combined entity; and the combined entity’s ability to execute its business plans and achieve cost synergies. These forward-looking statements are provided only to provide information currently available to FaZe Clan and GameSquare and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Forward-looking statements are necessarily based upon a number of estimates and assumptions which include, but are not limited to: the satisfaction of conditions precedent (including shareholder approvals) to the consummation of the contemplated transaction, the combined entity being able to complete and successfully integrate acquisitions, the combined entity being able to grow its business, execute its business plan or achieve projected cost synergies, the combined entity being able to recognize and capitalize on opportunities and the combined entity continuing to retain and attract qualified personnel to supports its development requirements. These assumptions, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: FaZe Clan and GameSquare’s ability to complete the contemplated transaction; the combined entity’s ability to achieve its objectives, the combined entity’s successful execution of its growth strategy, the ability of the combined entity to obtain future financings or complete offerings on acceptable terms, the consummation of the $10 million private placement by GameSquare in connection with the contemplated transaction, failure to leverage the combined entity’s portfolio across entertainment and media platforms, dependence on the combined entity’s key personnel and general business, economic, competitive, political and social uncertainties including impact of the COVID-19 pandemic and any variants. These risk factors are not intended to represent a complete list of the factors that could affect FaZe Clan and GameSquare, which factors are discussed in FaZe Clan’s recent publicly filed quarterly report on Form 10-Q and annual report on Form 10-K, filed with the SEC on August 14, 2023 and April 4, 2023 respectively, and in GameSquare’s most recent publicly filed annual report on Form 20-F filed with the SEC on December 29, 2022. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this press release. Neither FaZe Clan nor GameSquare assumes any obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Completion of the contemplated transaction is subject to a number of conditions, including but not limited to, shareholder approvals. The contemplated transaction cannot close until the required shareholder approvals are obtained. There can be no assurance that the contemplated transaction will be completed as proposed or at all.

This press release is not intended to, and does not, constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction.

Investors are cautioned that, except as disclosed in any proxy statement, information statement or other offering circular to be prepared and filed in connection with the transaction by each of GameSquare and FaZe Clan, any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon. Trading in the securities of FaZe Clan and GameSquare should be considered highly speculative.

This press release is not an offer of securities for sale in the United States or any other jurisdiction. The securities to be issued by GameSquare as Merger Consideration have yet to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Neither NASDAQ nor the TSX Venture Exchange Inc. has in any way passed upon the merits of the contemplated transaction, approved nor disapproved the contents of this press release or accepted any responsibility for the adequacy or accuracy of the contents of this press release.

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